     As filed with the Securities and Exchange Commission on April 1, 1999
                                                       Registration no. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------
                   Issuer of Senior Notes registered hereby
                             AK STEEL CORPORATION
            (Exact Name of Registrant as Specified in its Charter)
       DELAWARE                      3312                 31-1401455
   (State or Other       (Primary Standard Industrial   (I.R.S. Employer
   Jurisdiction of        Classification Code Number)   Identification No.)
   Incorporation or
    Organization)
                  Guarantor of Senior Notes registered hereby
                         AK STEEL HOLDING CORPORATION
            (Exact Name of Registrant as Specified in its Charter)
       DELAWARE                      3312                 31-1401455
   (State or Other    (Primary Standard Industrial      (I.R.S. Employer
   Jurisdiction of     Classification Code Number)      Identification No.)
   Incorporation or
    Organization)

                               703 Curtis Street
                            Middletown, Ohio 45043
                                (513) 425-5000
             (Address, Including Zip Code, and Telephone Number,
       including Area Code, of Registrants' Principal Executive Offices)

                              James L. Wainscott
            Vice President, Treasurer and Chief Financial Officer
                             AK Steel Corporation
                              703 Curtis Street
                            Middletown, Ohio 45043
                                (513) 425-5000
                    (Name and Address, Including Zip Code,
       and Telephone Number, Including Area Code, of Agent For Service)

                         Copies of communications to:

                           Stephen H. Cooper, Esq.
                          Weil, Gotshal & Manges LLP
                          767 Fifth Avenue New York,
                             New York 10153-0119
                                (212) 310-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                        Proposed
                                          Proposed      Maximum
 Title of Each Class of                   Maximum      Aggregate    Amount of
    Securities to be       Amount to   Offering Price   Offering   Registration
       Registered        be Registered    Per Unit      Price(1)      Fee(2)
-------------------------------------------------------------------------------
7 7/8% Senior Notes Due
 2009..................  $450,000,000       100%      $450,000,000   $125,100
-------------------------------------------------------------------------------
Guarantee of Senior
 Notes.................       --             --            --          None

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2).
(2) Calculated pursuant to Rule 457(f)(2).

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell nor does it seek an offer to buy these securities in any        +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion,
                              Dated April 1, 1999

PROSPECTUS

AK Steel Corporation                                                      [LOGO]

Offer to Exchange
7 7/8% Senior Notes Due 2009
which have been registered under the Securities Act for any and all outstanding
7 7/8% Senior Notes Due 2009
$450,000,000 aggregate principal amount outstanding

                      Material Terms of the Exchange Offer

 .  Expires 5:00 p.m., New       .  The exchange of notes
   York City time, on     ,        will not be a taxable
   1999, unless extended           exchange for U.S. federal
                                   income tax purposes
 .  We will exchange your
   validly tendered             .  We will not receive any
   unregistered notes for an       proceeds from the
   equal principal amount of       exchange offer
   registered notes with
   substantially identical      .  The terms of the notes to
   terms                           be issued are
                                   substantially identical
 .  Not subject to any              to those of the
   condition other than that       outstanding notes, except
   the exchange offer not          for certain transfer
   violate applicable law or       restrictions and
   any applicable                  registration rights
   interpretation of the           relating to the
   Staff of the Securities         outstanding notes
   and Exchange Commission
   and certain other            .  You may tender
   customary conditions            outstanding notes only in
                                   denominations of $1,000
 .  You may withdraw your           and multiples of $1,000
   tender of outstanding
   notes at any time prior      .  Affiliates of our company
   to the expiration of the        may not participate in
   exchange offer                  the exchange offer

  Please refer to "Risk Factors" beginning on page 12 of
                       this document
            for certain important information.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be issued in this exchange offer, nor has any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                   The date of this prospectus is     , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................  12
Where You Can Find More Information........................................  16
Use of Proceeds............................................................  17
Capitalization.............................................................  18
Description of Outstanding Indebtedness....................................  19
The Exchange Offer.........................................................  21
Description of Notes.......................................................  28
Federal Income Tax Consequences............................................  59
Plan of Distribution.......................................................  60
Legal Matters..............................................................  60
Experts....................................................................  60
Forward-Looking Statements.................................................  61

                               ----------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

  The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the notes we are offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. The terms "AK Steel" and "our company," as used in this prospectus, refer to AK Steel Corporation, which will be the issuer of the notes that are being offered. AK Steel is a subsidiary of AK Steel Holding Corporation, which is a New York Stock Exchange-listed company and will guarantee the notes. Unless otherwise indicated, steel industry data contained in this prospectus are derived from publicly available sources, including industry trade journals and SEC filings, which we have not independently verified.

                               The Exchange Offer

  On February 10, 1999, AK Steel completed the private placement of $450,000,000 principal amount of our 7 7/8% Senior Notes Due 2009. These notes were not registered under the Securities Act and, therefor, they are subject to significant restrictions on resale. Accordingly, when we sold these notes, we agreed, among other things, to provide to you and all other holders of these notes, the opportunity to exchange your unregistered notes for a new series of substantially identical notes that we have registered under the Securities Act. This exchange offer is being made for that purpose. We believe that the registered notes to be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limited conditions. Following the exchange offer, any unregistered notes that you did not exchange in the exchange offer will continue to be subject to the existing restrictions on resale and we will have no obligation to you to register those notes under the Securities Act.

                         Summary of the Exchange Offer

Securities Offered......    $450,000,000 aggregate principal amount of 7 7/8%
                            Senior Notes Due 2009 that have been registered un-der the Securities Act.

Issuer..................    AK Steel Corporation.

The Exchange Offer......    We are offering to exchange $1,000 principal amount
                            of our 7 7/8% Senior Notes Due 2009 that we have registered under the Securities Act for each $1,000 principal amount of our outstanding 7 7/8% Senior
                            Notes Due 2009 that we issued in February 1999 in a private placement and that have not been registered under the Securities Act. All outstanding unregis-tered notes that are validly tendered and not val-idly withdrawn will be exchanged. As of this date, there are $450,000,000 aggregate principal amount of our unregistered notes outstanding.

                            We will issue the registered notes promptly after the expiration of the exchange offer.

                            After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your unregistered notes. Un-der certain limited circumstances, certain holders of outstanding notes who were ineligible to partic-ipate in this exchange offer may require us to file a shelf registration statement under the Securities Act with respect to their unregistered notes.

Resale..................    We believe that the registered notes that you re-
                            ceive in the exchange offer may be offered for re-sale, resold and otherwise transferred by you with-out compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                            .  you are not an "affiliate" of our company;

                            . you acquire those notes in the ordinary course of your business; and

                            . you are not participating, do not intend to par-ticipate and have no arrangement or understand-ing with any person to participate, in the dis-tribution of those notes.

                            If our belief is inaccurate and you transfer any
                            note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability.

                            Each broker-dealer that receives registered notes in the exchange offer for its own account in ex-change for unregistered notes that it acquired as a result of market-making or other trading activi-ties, must acknowledge that it will deliver a pro-spectus meeting the requirements of the Securities Act in connection with any resale of the notes it receives in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the notes it receives in the exchange offer.

Expiration Date.........    This exchange offer will expire at 5:00 p.m., New
                            York City time, on      1999, unless extended, in
                            which case the term "expiration date" shall mean the latest date and time to which we extend the ex-change offer.

Conditions to the
Exchange Offer..........    The exchange offer is subject to certain customary
                            conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of notes being tendered.

Procedures for
Tendering Notes.........    If you wish to tender your existing notes for ex-
                            change pursuant to the exchange offer, you must transmit to Fifth Third Bank, Cincinnati, Ohio, as exchange agent, on or before the expiration date, either

                            . a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, to-gether with your notes and any other required documentation; or

                            . a computer generated message transmitted by means of The Depository Trust Company's Auto-mated Tender Offer Program system and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                            If you cannot comply with either of these proce-dures on a timely basis, then you should follow the guaranteed delivery procedures described below.

                            By executing or agreeing to be bound by the terms of the letter of transmittal, you will be deemed to make certain representations to us described in "The Exchange Offer" section of this prospectus un-der the heading "Procedures for Tendering."

Special Procedures for
Beneficial Owners.......    If you are a beneficial owner of notes that are
                            registered in the name of a broker, dealer, commer-cial bank, trust company or other nominee and you wish to tender those notes for exchange, you should contact the registered holder promptly and instruct the registered holder to tender the notes on your behalf. If you wish to tender those notes yourself, you must either make appropriate arrangements to re-register ownership of the notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered own-ership to your own name may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery
Procedures..............    If you wish to tender your notes for exchange and
                            time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may ten-der your notes according to the guaranteed delivery procedures described in the instructions in the ac-companying transmittal letter.

Acceptance of Tendered
Notes and Delivery of
Registered Notes........

                            Subject to the conditions described in "The
                            Exchange Offer" section of this prospectus under the heading "Conditions to the Exchange Offer", we will accept for exchange any and all notes that are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date.

                            You may withdraw the tender of your notes at any
Withdrawal Rights.......    time prior to 5:00 p.m., New York City time, on the
                            expiration date, subject to compliance with the procedures for withdrawal described in "The Ex-change Offer" section of this prospectus under the heading "Withdrawal of Tenders."

Federal Income Tax
Considerations..........    The exchange of notes will not be a taxable ex-
                            change for U.S. federal income tax purposes.

Exchange Agent..........
                            Fifth Third Bank, Cincinnati, Ohio, the trustee un-der the indenture governing the notes, is serving as the exchange agent. The address, telephone num-ber and facsimile number of the exchange agent are set forth in "The Exchange Offer" section of this prospectus under the heading "Exchange Agent."

Consequences of Failure
to Exchange Notes.......    If you do not exchange your notes for new regis-
                            tered notes pursuant to the exchange offer, you will continue to be subject to significant restric-tions on the resale of your notes. In general, the existing notes may not be offered or sold unless registered under the Securities Act, except pursu-ant to an exemption from, or in a transaction not subject to, the Securities Act. We do not currently plan to register the existing notes under the Secu-rities Act.

Use of Proceeds.........    We will not receive any proceeds from the exchange
                            offer.

                         Summary of Terms of the Notes

  The form and terms of the notes that we will issue in the exchange offer are the same as the form and terms of the existing notes, for which they will be exchanged, except that the notes that we will issue will be registered under the Securities Act, and, therefore, will not be subject to the significant resale restrictions that are applicable to the existing notes. The notes issued in the exchange offer will evidence the same debt as the existing notes that they replace and will be governed by the same indenture.

Maturity Date...........    February 15, 2009.

Interest Payment            February 15 and August 15 of each year, beginning
Dates...................    August 15, 1999. Interest on the notes that we will
                            issue will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange, or, if no interest has been paid on the outstanding notes, from Febru-ary 10, 1999, which was the date of original issu-ance of the outstanding notes.

Optional Redemption.....    We may redeem the notes, in whole at any time or in
                            part from time to time, at our option, on or after February 15, 2004, at the redemption prices set forth in the "Description of Notes" section of this prospectus under the heading "Optional Redemption."
                            In addition, at any time on one or more occasions before February 15, 2002, we may, at our option, redeem up to a cumulative aggregate of $157.5 million principal amount of the notes with money that we raise in certain public or private equity offerings, so long as:

                            . we pay to holders of the notes a redemption price
                              of 107.875% of the face amount of the notes we redeem, plus accrued interest;
                            . we complete any such redemption within 60 days of
                              completing the related equity offering; and
                            . at least $292.5 aggregate principal amount of the
                              notes remains outstanding after the redemption.

Parent Company
Guarantee...............
                            The notes will be unconditionally guaranteed on a senior basis by our parent company, AK Steel Hold-ing Corporation. The guarantee will be equal in right of payment with all other senior unsecured indebtedness and guarantees issued by our parent company.

Ranking.................    The notes will be:

                            . senior unsecured obligations of our company and
                             will be equal in right of payment with all of our other existing and future senior unsecured debt; and

                            . effectively junior to all of our secured obliga-
                             tions to the extent of the collateral securing those obligations, including the $250 million of our currently outstanding Senior Secured Notes Due 2004.

Change in Control.......    If a change in control of AK Steel occurs, we must
                            give holders of the notes the opportunity to sell us their notes at a purchase price of 101% of their face amount plus accrued interest. The term "change in control" is defined in the "Description of Notes" section of this prospectus under the heading
                            "Defined Terms."

Material Covenants......    The indenture governing the notes contains certain
                            covenants that, among other things, limit our abil-ity and the ability of our subsidiaries to:

                            . create liens on our assets to service certain debt;

                            . incur additional indebtedness;

                            . make investments;

                            . issue or sell equity interests of subsidiaries;

                            . pay dividends or distributions on, or redeem or
                             repurchase, capital stock;

                            . redeem certain subordinated obligations;

                            . transfer or sell assets;

                            . engage in transactions with affiliates;

                            . engage in unrelated businesses; and

                            . consolidate, merge or transfer substantially all
                             of ourassets.

                            These covenants are subject to important exceptions and qualifications, which are described in the "De-scription of Notes" section of this prospectus un-der the heading "Material Covenants."

Form of Notes...........    The notes will be represented by one or more perma-
                            nent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Com-pany, as depositary. You will not receive notes in certificated form unless there occurs one of the events set forth in the "Description of Notes" sec-tion of this prospectus under the heading "Book Entry; Delivery and Form." In-stead, beneficial interests in the exchange notes issued in the exchange offer will be shown on, and transfers of these notes will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants.

                                  Our Company

Who We Are

  AK Steel is the most profitable integrated steel producer in the United States on an operating profit per ton basis, having led the industry in this measure for each of the last five years. For the fourth quarter of 1998, we reported operating profit per ton of $61, as well as record tons shipped for any single quarter, reflecting the increasing benefits of our new Rockport Works. We concentrate on the production of premium quality coated, cold rolled and hot rolled carbon steel primarily for sale to the automotive, appliance, construction and manufacturing markets. We also cold roll and aluminum coat stainless steel for automotive industry customers. In 1998, AK Steel had net sales of $2.39 billion, net income of $114.5 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $330.0 million.

  At the core of our profitability is an experienced, results-oriented management team that focuses on continuously increasing productivity, reducing costs and improving product quality while continually striving to improve safety and health in the workplace. Since arriving in mid-1992, this management team has reconfigured AK Steel's production facilities, increased the operating rates on our equipment and reduced operating costs throughout the organization. Product quality and reliability have been improved as well, enabling us to increase our sales of value-added coated and cold rolled products to the high-end automotive, appliance, construction and manufacturing markets.

  The results of these efforts have been significant. Each of our key production units has achieved substantial percentage increases in average monthly production since 1992 through a combination of improved operating and maintenance practices, targeted capital investments and focused production planning. The tandem cold mill at our Middletown Works has increased average monthly production by over 103% from 1992 to 1998. Average monthly production from our Middletown and Ashland coating lines has increased over 94% over the same period.

  We have increased our total annual shipments from 2,989,000 tons in 1992 to 4,601,600 tons in 1998, an increase of nearly 54%. Enhanced productivity rates on our tandem cold mill and coating lines, together with start-up production at our new Rockport Works, have allowed us to increase our shipments of value-added coated and cold rolled products from 1,668,000 tons (representing 56% of total shipments) in 1992 to 3,131,600 tons (or 68% of total shipments) in 1998. Increased production of premium quality coated and cold rolled products has enabled us to focus our commercial efforts on the most demanding requirements of the automotive, appliance, construction and manufacturing markets. In 1992, 43% of our total shipments, or 1,288,000 tons, served customers in those markets. In 1998, 67% of our total shipments, or 3,095,000 tons, served those markets.

Our Rockport Works

  In 1996, we decided to build Rockport Works, a new, state-of-the-art finishing facility on a 1,700-acre site near the Ohio River community of Rockport, Indiana. Rockport Works, which will be fully operational later this year, will eliminate the existing bottleneck in our cold rolling and coating operations, enabling us to better satisfy the growing demand within the automotive industry for coated products, particularly galvannealed products. Rockport Works also enables us to significantly expand our presence in the high-margin stainless steel market and significantly reduce our exposure to the lower margin and increasingly competitive market for hot rolled products.

  Rockport Works is nearing completion ahead of schedule and we are already realizing the benefits of an improved product mix. The new facility consists of a continuous cold rolling mill designed to cold reduce carbon steel hot band in widths up to 80 inches at an estimated rate in excess of 500 tons per hour and stainless steel hot band in widths up to 60 inches, a hot dip galvanizing and galvannealing line with a projected capacity of approximately 800,000 tons per year, a continuous carbon and stainless steel pickling line, a stainless steel annealing and pickling line, hydrogen annealing facilities and a temper mill. The hot-dip galvanizing and galvannealing line began operations on June 16, 1998 and the continuous cold mill started-up on September 12, 1998. In each case, start-up was three months earlier than originally scheduled. The remaining components of the facility are expected to begin commercial production at various times during 1999. The staggered start-up of the various components enables us to generate revenue from the new facility even before construction is completed. We anticipate spending approximately $150.0 million more on the facility this year.

  We plan to produce approximately 1,400,000 tons of cold rolled carbon steel annually at Rockport Works, of which approximately 800,000 tons are expected to be hot dip galvanized. Galvanized steel, including galvannealed material, is particularly desired by the automotive industry and is associated with the highest margins of all flat rolled carbon steel products. Primarily as a result of the expanding requirements of the U.S.-based production facilities of foreign automotive manufacturers, demand by automotive manufacturers for galvanized steel has grown from 4.3 million tons in 1992 to 6.7 million tons in 1997, an increase of nearly 53%. Existing domestic production capacity is insufficient to fully satisfy this growing demand. Moreover, recently completed facilities of other producers, as well as those announced and scheduled to come on line within the next few years, are capable of processing material in widths of only 60 inches or less and are targeted primarily to the construction market. Our existing facilities are capable of producing coated carbon steel products up to 76 inches wide. The hot dip galvanizing line at Rockport Works can produce coated products in widths up to 80 inches, a width currently not produced in the United States. These products are being targeted to automotive customers who will benefit from the manufacturing and design flexibility of larger width steel.

  During 1997, domestic consumption of flat rolled stainless steel totalled over 1.7 million tons, of which approximately 21% was produced abroad. We currently cold roll and aluminum coat approximately 70,000 tons per year of Series 400 stainless steel for sale primarily to manufacturers of automotive exhaust systems. With Rockport Works, we will be able to substantially increase our shipments of Series 400 stainless steel and to cold roll and sell Series 300 stainless steel, which is used in restaurant and kitchen equipment and medical appliances, as well as in the oil refining, chemical production and food processing industries. Both of these products are associated with substantially higher margins than coated carbon steel. Stainless steel slabs and hot rolled stainless steel coils in both series will be purchased from other producers for finishing. We plan to finish an aggregate of approximately 385,000 tons of stainless steel annually at Rockport Works.

                 Summary Historical Consolidated Financial Data

                   (dollars in millions, except per ton data)

  The following summary historical consolidated financial data have been derived from, and should be read in conjunction with, the consolidated financial statements of AK Steel Holding Corporation and the selected historical consolidated financial data included in its Annual Report on Form 10-K for the year ended December 31, 1998.

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Statement of Operations Data:
Net sales.......................................  $2,301.8  $2,440.5  $2,393.6
Cost of products sold...........................   1,846.5   1,964.5   1,963.4
Selling and administrative expenses.............     114.7     114.8     118.8
Depreciation....................................      76.1      79.8      97.8
Operating profit................................     264.5     281.4     213.6
Interest expense................................      39.8      76.3      56.0
Other income....................................      12.3      36.4      18.6
Income before income taxes .....................     237.0     241.5     176.2
Provision for income taxes......................      91.1      90.6      61.7
Net income......................................  $  145.9  $  150.9  $  114.5
                                                      As of December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Balance Sheet Data:
Cash, cash equivalents, and short-term
 investments....................................  $  739.3  $  606.1  $   83.0
Working capital.................................   1,005.1     658.2     276.1
Total assets....................................   2,650.8   3,084.3   3,306.3
Current portion of long-term debt...............       --        --        --
Long-term debt (excluding current portion)......     875.0     997.5   1,145.0
Current portion of pension and postretirement
 benefit obligations............................       0.1       0.1       0.1
Long-term pension and postretirement benefit
 obligations (excluding current portion)........     564.9     554.1     572.6
Stockholders' equity............................  $  777.0  $  879.6  $  929.5
                                                   Years Ended December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Other Data:
Ratio of earnings to combined fixed charges(1)..       4.6x      2.9x      2.0x
EBITDA(2).......................................  $  355.4  $  399.7  $  330.0
Ratio of EBITDA to interest expense(3)..........       6.7x      3.8x      2.9x
Operating profit per ton .......................  $     60  $     61  $     46
Capital investments.............................  $  141.6  $  636.5  $  772.6
Flat rolled shipments (thousands of tons).......     4,383     4,647     4,602

--------
Footnotes appear on following page.

Notes:

(1) For the purpose of calculating the ratio of earnings to combined fixed charges, (i) earnings consist of income before income taxes, extraordinary items and effects of accounting change, the distributed income of less than 50%-owned affiliates, plus fixed charges and (ii) combined fixed charges consist of interest, whether expensed or capitalized, and preferred stock dividends.

(2) EBITDA represents earnings before interest expense, provision for income taxes, depreciation and amortization and is presented herein because it is a widely accepted indicator of a company's ability to service debt. EBITDA does not represent net income or cash flow from operations as those items are defined by generally accepted accounting principles, should not be considered by prospective purchasers of the notes as an alternative to net income and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Under the indenture governing the notes, subject to certain exceptions, AK Steel may not incur additional indebtedness unless the pro forma consolidated EBITDA coverage ratio would be greater than 2.5 to 1.0. As defined in the Indenture, EBITDA excludes non-cash post-employment benefits other than pensions and certain special charges. These exclusions reflect the fact that (i) a component of retiree medical expense is a non-cash item (representing an estimate of future medical costs) and (ii) certain of AK Steel's special charges are non-cash items. Under the indenture, to the extent that these special charges become cash charges they will be included in the calculation of EBITDA. A full definition of the term "EBITDA" appears under the heading "Defined Terms" in the "Description of Notes" section of this prospectus. The calculation of EBITDA for 1996 and 1997 excludes non-cash postretirement benefits of approximately $2.5 million and $2.1 million, respectively.

(3) For the purpose of calculating the ratio of EBITDA to interest expense, interest expense consists of interest, whether expensed or capitalized, amortization of debt issuance costs and dividends on any preferred stock that may be issued.

                                  RISK FACTORS

  You should carefully consider the risks described below before making a decision to tender your existing notes for exchange. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Factors Relating to our Company

 We rely heavily on the automotive industry.

  Our shipments of steel directly to the automotive market accounted for approximately 55%, 56% and 60% of our net sales in 1996, 1997, and 1998, respectively. Our shipments to General Motors Corporation, our largest customer in each of the past three years, accounted for approximately 17%, 18% and 19% of our net sales in 1996, 1997 and 1998, respectively. In addition, a substantial amount of our sales to steel distributors and converters consists of products that are resold, in original or modified form, to the automotive industry.

  Our strategy depends upon continued growth in demand for premium quality coated and cold rolled carbon and stainless steel products, particularly from the automotive industry. The domestic automotive industry has historically experienced significant fluctuations in demand, based on such factors as general economic conditions, interest rates and consumer confidence. In addition, strikes, lock-outs, work stoppages or other production interruptions in the automotive industry can adversely affect the demand for our products. Since the beginning of 1994, automotive industry demand for flat rolled coated steel products has been high, with consumption of galvanized and galvannealed material increasing from approximately 4.3 million tons in 1992 to approximately 6.7 million tons in 1997. A major factor contributing to this growth has been the increase in construction and operation of U.S.-based production facilities by foreign automotive manufacturers. Although several foreign manufacturers have been expanding their production facilities in the United States, there can be no assurance that demand for our coated and stainless products will remain high or continue to grow.

 Our high level of debt may adversely affect our financial and operating flexibility.

  We have substantial debt and debt service requirements. After giving effect to the issuance of the notes and the redemption on April 1, 1999 of our outstanding 10 3/4% Senior Notes Due 2004, we would have had total debt of approximately $1.27 billion as of December 31, 1998, including approximately $250.0 million of secured debt. In addition, we have substantial employee postretirement benefit obligations.

  Our highly leveraged financial position has important consequences for us, including:

  . our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements or other purposes may be limited;

  . a substantial portion of our cash flow from operations will be required to make debt service payments and retiree benefit payments;

  . our leverage could limit our ability to capitalize on significant business opportunities and our flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation;

  . our high leverage could place us at a competitive disadvantage with respect to companies with which we compete; and

  . we may be more vulnerable in the event of a downturn or disruption in our business or in the economy generally.

  While we expect to be able to repay the balance of our indebtedness and meet our other obligations through cash generated from operations, we may need to obtain new credit arrangements and other sources of financing in order to meet our future obligations and working capital requirements and to fund our future capital expenditures. You should be aware that our ability to repay or refinance our current debt and to fund our capital expenditures and other obligations depends on our successful financial and operating performance, including the performance of Rockport Works. We cannot assure you of our future performance, which depends upon a number of factors, many of which are beyond our control. These factors include:

  . economic and competitive conditions in the steel industry;

  . economic conditions in the automotive industry;

  . any operating difficulties, increased operating costs or pricing pressures we may experience; and

  . volatility in financial markets, which may affect invested pension plan assets and the calculation of benefit plan liabilities.

  Under a receivables facility, we sell substantially all of our accounts receivable to a special-purpose, wholly owned subsidiary. This subsidiary has an agreement with a group of banks that provides up to $200.0 million for revolving credit loans and letters of credit secured by the subsidiary's receivables. As of January 15, 1999, there were no borrowings under this facility, but $35.7 million of letters of credit were outstanding. This subsidiary is a separate and distinct legal entity and has no obligation to pay any amounts due under the notes or to make funds available for any such payment. If we default, your right to payment under the notes will be junior to our secured indebtedness to the extent of the collateral securing those obligations and will be effectively subordinated to the claims of creditors under our subsidiary's credit facility to the extent of that subsidiary's assets.

  These and other factors could have an adverse effect on the marketability, price and future value of the notes and our ability to pay interest on and the principal amount of the notes.

 The forthcoming expiration of our union contracts raises uncertainties.

  As of December 31, 1998, we had approximately 5,800 active employees, of whom approximately 54% were represented by the Armco Employees Independent Federation, Inc. (the "AEIF"), 17% by the United Steelworkers of America (the "USWA") and 6% by the Oil, Chemical and Atomic Workers Union (the "OCAW"). The AEIF represents all hourly employees and certain non-exempt salaried employees at our Middletown Works. The USWA represents hourly steelmaking employees and certain non-exempt salaried employees at our Ashland Works. The OCAW represents hourly employees at the Ashland Works' coke manufacturing facility. Employees at our Rockport Works are not represented by a union. The AEIF contract expires February 29, 2000, the USWA contract expires September 1, 2000 and the OCAW contract expires April 1, 2001. We cannot assure you that these contracts will be successfully renegotiated upon expiration or that a union will not seek to represent the Rockport Works' employees at some future date nor can we predict the impact on our operations and financial performance of our failure to successfully renegotiate these contracts or of the unionization of our Rockport Works employees.

 We are vulnerable to the potential failure of computer systems to recognize the year 2000.

   In operating our business, we are dependent on information technology and process control systems that employ computers as well as embedded microprocessors. We also depend on the proper functioning of the business systems of third parties, such as our suppliers and customers. Many computer systems and microprocessors can only process dates in which the year is represented by two digits. As a result, some of these systems and processors may interpret "00" incorrectly as the year 1900 instead of the year 2000. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business prospects.

  We have assessed and are modifying or upgrading our business and process control systems to achieve year 2000 compliance. We also have taken steps to determine whether our principal suppliers and customers are or expect to be year 2000 compliant by the end of this year. Testing of our own systems, as well as electronic data interchange testing with these suppliers and customers, is expected to be substantially completed by September 30, 1999. We currently expect our costs for year 2000 compliance to total approximately $5.0 million. Additional expenditures beyond this amount could be required. We cannot assure you that our year 2000 program or the programs of third parties who do business with us will be effective, that our estimates as to the timing and cost of completing our remediation program will be accurate, or that all remediation will be complete by the end of the year.

Factors Relating to the Notes to be Issued in the Exchange Offer

 The notes will be unsecured.

  The notes will be senior obligations of our company and will rank equally with any old notes that are not exchanged and our 9 1/8% Senior Notes Due 2006. However, similar to our 9 1/8% notes, the notes will not be secured by any of our assets. Therefore, holders of our outstanding secured notes, totalling $250.0 million, as well as holders of additional secured debt that we may incur in the future, will have claims with respect to certain of our assets that are prior to the claims of holders of the notes.

 There is limited support for our parent company's guarantee.

  The notes will be unconditionally guaranteed on a senior basis by our parent company. Our parent company derives all of its operating income and cash flow from our company and our outstanding common stock is its only material asset. The indenture governing the notes contains a covenant restricting our parent company from holding any assets other than securities of our company. Accordingly, its ability to perform on its guarantee will be dependent on our own financial condition and net worth.

 We may not be able to purchase your notes upon a change in control.

  Upon certain change in control events, each holder of notes may require us to purchase its notes at a price of 101% of the principal amount thereof plus accrued interest. Holders of the $550.9 million principal amount of our outstanding 9 1/8% notes have similar rights. We cannot assure you that we will have the financial resources necessary to purchase the notes and the 9 1/8% notes upon a change in control.

 You may not be able to sell your notes easily.

  There is no established trading market for the notes. Credit Suisse First Boston Corporation and PNC Capital Markets, Inc., the initial purchasers of the outstanding notes, have advised us that they are making a market in the existing notes and that they intend to make a market in the new notes to be issued in the exchange offer. However, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

  The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. Accordingly, a liquid trading market may not develop for the notes.

 Trading prices for the notes may be volatile.

  Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial volatility in the prices of such securities. The market for the notes could be subject to similar volatility. The trading price of the notes also could fluctuate in response to such factors as variations in our operating results, developments in the steel industry and the automotive industry, general economic conditions and changes in securities analysts' recommendations regarding our securities.

Factors Relating to the Steel Industry

 We face intense competition.

  Competition within the steel industry is intense. In the sale of flat rolled carbon steel we compete primarily on the basis of product quality, responsiveness to customer needs and price with other integrated steel producers and, to a lesser extent, mini-mills. Mini-mills (relatively efficient, low-cost producers that produce steel from scrap in electric furnaces) have increased their ability to produce higher quality products, which has enabled them to become more competitive with integrated steel producers and, in periods of weak demand, has increased pressure on prices and margins. Moreover, U.S. carbon steel producers have historically faced significant competition from foreign producers, and the strength of the U.S. dollar relative to certain foreign currencies has heightened this competition in the United States in the past year.

  We are currently cold rolling, aluminum coating and marketing Series 400 stainless steel, at an annual rate of approximately 70,000 tons, for use in automotive exhaust systems. The Rockport Works is intended, in part, to enable us to substantially expand our presence in the market for flat rolled stainless steel, which is associated with higher margins than carbon steel, including the premium grades. Total domestic consumption of flat rolled stainless steel was over 1.7 million tons in 1997. We intend to cold roll and finish approximately 385,000 tons of stainless steel per year at the Rockport Works. However, because the high margins associated with stainless steel significantly reduce the relative impact of shipping costs on the producer, the domestic market for stainless steel is far more vulnerable to foreign imports and the adverse effects of a strengthening U.S. dollar than the market for carbon steel. Imports represented 20%, 20% and 21% of the domestic flat rolled stainless steel market in 1995, 1996 and 1997, respectively. In addition, there has been an increase in the capacity of foreign producers in recent years, resulting in downward pressure on domestic prices. It is difficult to predict the amount of stainless steel that will be imported into the U.S. in the future.

Increased domestic and foreign production capacity and growth in imports will likely result in greater competition and have a negative impact on prices. Our ability to profitably sell our targeted quantity of flat rolled stainless steel in this environment will depend on our ability to finish high quality stainless steel at a cost that is equal to or below that of our principal competitors.

 We are vulnerable to cyclical variations in supply and demand.

  Historically, the steel industry has been cyclical in nature, reflecting the cyclicality of many of the principal markets it serves, including the automotive, appliance and construction industries, and changes in total industry capacity. Although total domestic steel industry capacity was substantially reduced during the 1980s through extensive restructuring, and demand has been particularly strong since 1993, we cannot assure you that demand will continue at current levels or that recent restarts of previously idled domestic facilities, the addition of new mini-mills and increases in foreign imports will not adversely impact pricing and margins.

 We must spend substantial sums to meet environmental regulations.

  Domestic steel producers, including our company, are subject to stringent federal, state and local laws and regulations relating to the protection of human health and the environment. Like other domestic steel producers, we have expended, and can be expected to expend in the future, substantial amounts for compliance with these environmental laws and regulations.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the notes to be issued in the exchange offer. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the SEC's rules and regulations. Any statements made in this prospectus concerning the provisions of various documents are not necessarily complete and, in each instance, we refer you to the copy of such documents filed as an exhibit to the registration statement for the full text of those provisions. Each such statement is deemed qualified in its entirety by such reference.

  AK Steel Holding Corporation, our parent company and the guarantor of the notes, is listed on the New York Stock Exchange. Our parent company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934. You may read and copy any of those reports, statements or other documents at the SEC public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are also available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov." In addition, our company maintains a Web site at "http://www.aksteel.com" that contains additional information, including news releases about our business and operations.

  The SEC allows us to "incorporate by reference" in this prospectus documents that AK Steel Holding Corporation files with them, which means that we can disclose important information to you by referring you to those documents. The information so incorporated by reference is considered to be a part of this prospectus, and information that our parent corporation files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by AK Steel Holding Corporation with the SEC under Sections 12(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the exchange offer:

  . AK Steel Holding Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed with the SEC on February 25, 1999; and

  . AK Steel Holding Corporation's Current Reports on Form 8-K filed with the
    SEC on February 3, 1999, February 16, 1999, February 17, 1999 and March 25, 1999.

                                USE OF PROCEEDS

  This exchange offer does not involve the sale of securities for cash and, accordingly, we will not receive any proceeds from the issuance of the registered notes in exchange for existing notes. The net proceeds from the sale of the existing notes (after the discount to the initial purchasers of those notes and other offering expenses that were payable by us) were approximately $439.0 million. We used these monies to finance the approximately $338.1 million cost of redeeming our 10 3/4% Senior Notes Due 2004 on April 1, 1999 (plus accrued interest on those notes through that date) and will use the balance for general corporate purposes.

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of AK Steel Holding Corporation (including our company) at December 31, 1998 on an historical basis and as adjusted to give pro forma effect to the sale of $450.0 million of notes on February 10, 1999 and the application of the net proceeds therefrom as if the same had occurred on December 31, 1998. The information presented below should be read in conjunction with the consolidated financial statements included in AK Steel Holding Corporation's 1998 Annual Report on Form 10-K.

                                                          December 31, 1998
                                                        ----------------------
                                                        Historical As Adjusted
                                                        ---------- -----------
                                                        (amounts in millions)
Cash and short-term investments........................  $   83.0   $  187.0(1)
                                                         ========   ========
Long-term debt(2):
  Senior Secured Notes Due 2004........................  $  250.0   $  250.0
  10 3/4% Senior Notes Due 2004........................     325.0        --
  9 1/8% Senior Notes Due 2006.........................     550.0      550.0
  7 7/8% Senior Notes Due 2009.........................       --       450.0
  Other(3).............................................      20.0       20.0
                                                         --------   --------
    Total long-term debt...............................   1,145.0    1,270.0
                                                         --------   --------
Stockholders' equity:
  Common stock--authorized 200,000,000 shares;
   63,868,087 shares issued; 59,022,588 shares
   outstanding.........................................       0.6        0.6
  Additional paid-in capital...........................     722.0      722.0
  Treasury stock--at cost--4,845,499 shares............     (87.8)     (87.8)
  Retained earnings....................................     294.7      282.7
                                                         --------   --------
    Total stockholders' equity.........................     929.5      917.5
                                                         --------   --------
      Total capitalization.............................  $2,074.5   $2,187.5
                                                         ========   ========

--------
(1) Does not reflect the payment on April 1, 1999 of accrued interest on the 10 3/4% notes.
(2) At December 31, 1998, we had no short-term debt outstanding and no current obligations in respect of our long-term debt. We have a receivables purchase and servicing agreement with a group of banks providing for an aggregate financing commitment as of January 15, 1999 of $200.0 million, inclusive of letters of credit. At December 31, 1998, letters of credit aggregating $25.7 million were outstanding under this facility.
(3) Consists of tax-exempt industrial development bond obligations due in 2027 and 2028.

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

The Secured Notes

  We have outstanding a total of $250.0 million principal amount of our secured notes. The secured notes bear interest at annual rates ranging from 8.48% to 9.05%, with a weighted average rate of 8.72%. The principal of the secured notes is payable in four consecutive annual installments of $62.5 million commencing in December 2001 with the final installment due in December 2004. The secured notes are secured by a first priority lien on the continuous cold mill and hot dip galvanizing line at our Rockport Works and a first mortgage on the approximately three acres of land upon which those two components have been constructed. The secured notes may be prepaid, in whole or in part, at any time, at our option, at 100% of their principal amount plus a customary "make-whole" premium.

  The secured notes are subject to the terms of a note purchase agreement containing covenants substantially similar to those contained in the indenture governing the notes to be issued in the exchange offer. Those covenants impose limitations on, among other things,

  .liens,

  .sale/leaseback transactions,

  .the incurrence of debt and the issuance of preferred equity interests by our subsidiaries,

  .transactions with affiliates,

  .dividends and other restricted payments,

  .sales of assets, including stock of subsidiaries,

  .lines of business,

  .restrictions on distributions from our subsidiaries and

  .mergers and consolidations.

  In addition, the note purchase agreement requires that we maintain Consolidated Net Worth (as defined therein) of not less than the sum of $500.0 million plus an aggregate amount equal to 25% of Consolidated Net Income (as defined) for each completed fiscal year beginning after December 31, 1996. We also must maintain a ratio of Consolidated Debt (as defined) to Consolidated Capitalization (as defined) of not more than .65 to 1.00 through December 31, 2001 and .55 to 1.00 thereafter until repayment in full of the secured notes. The secured notes are subject to events of default that are substantially similar to those applicable to the notes.

The 9 1/8% Notes

  Our 9 1/8% Senior Notes Due 2006, of which $550.0 million aggregate principal amount are outstanding, are non-callable prior to December 15, 2001. Thereafter, the 9 1/8% notes are callable at our option at an initial redemption price of 104.56% of their principal amount, declining annually thereafter to 100% on and after December 15, 2004, together with accrued interest to the redemption date. The 9 1/8% notes include change in control repurchase provisions that are identical to those applicable to the notes that are the subject of this exchange offer and have the benefit of a guarantee by our parent company that is identical to its guarantee of the notes that are the subject of this exchange offer. The indenture relating to the 9 1/8% notes contains covenants substantially similar to those contained in the indenture governing the notes that are the subject of this exchange offer, including limitations on, among other things,

  .liens,

  .sale/leaseback transactions,

  .the incurrence of additional debt,

  .the incurrence of debt and the issuance of equity interests by our subsidiaries,

  .restrictions on distributions from our subsidiaries,

  .sales of assets, including subsidiary stock,

  .dividends and other restricted payments,

  .transactions with affiliates,

  .lines of business,

  .mergers and consolidations and

  .activities and liabilities of our parent company.

The 9 1/8% notes also are subject to events of default that are identical to those applicable to the notes that are the subject of this exchange offer.

Accounts Receivable Facility

  A wholly-owned special purpose subsidiary of our company is party to a receivables purchase and servicing agreement with a group of banks, providing for an aggregate financing commitment from and after January 15, 1999 of $200.0 million, inclusive of letters of credit outstanding as of January 7, 1999 in the aggregate amount of $35.7 million. The banks' commitments will expire December 31, 2003. This subsidiary purchases our accounts receivable from us. It funds those purchases with cash collections on the purchased accounts receivable and the proceeds realized from selling interests in those accounts receivable to the participating banks. We act as servicer of the accounts receivable, including processing collections. At December 31, 1998, the participating banks had no interests in any of our outstanding accounts receivable and our special purpose subsidiary held a pool of eligible accounts receivable that was sufficient to fully utilize the commitments of the banks.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer


  We sold $450.0 million of notes on February 10, 1999 in a private placement. Those notes were not registered under the Securities Act. In this discussion, and in the section of this prospectus entitled "Description of the Notes," we sometimes refer to those notes as the "old notes" to more easily distinguish them from the new registered notes to be issued in this exchange offer, which we refer to in this discussion as the "new notes."

  The initial purchasers of the old notes were Credit Suisse First Boston Corporation and PNC Capital Markets, Inc. They have advised us that they promptly resold the old notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act. When we sold the old notes to the initial purchasers, we entered into the registration rights agreement, which requires that we file a registration statement under the Securities Act with respect to the new notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you and all other holders of the old notes the opportunity to exchange your old notes for a like principal amount of new notes. These new notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold without restrictions or limitations under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this section. As a result of the timely filing and effectiveness of the registration statement of which this prospectus is a part, assuming we complete the exchange offer by September 8, 1999, certain prospective increases in the interest rate on the old notes that were provided for in the registration rights agreement will not occur.

  Under existing interpretations of the staff of the SEC contained in several no action letters to third parties, we believe that the new notes to be issued in the exchange offer will be freely transferable by a holder who receives them in exchange for old notes, without further registration under the Securities Act, provided that the holder represents to us that:

    (1) it is not an "affiliate" of our company (such as a director, executive officer or controlling stockholder of our company or our parent company),

    (2) it will be acquiring the new notes in the ordinary course of its business, and

    (3) it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to participate in, a distribution of the new notes.

  However, we have not sought a no-action letter from the SEC with respect to this exchange offer and we cannot assure you that the SEC's staff would make a similar determination with respect to this exchange offer. Any holder of old notes who is an "affiliate" of our company or who intends to participate in the exchange offer for the purpose of distributing the new notes,

    (1) will not be able to validly tender its old notes in the exchange offer,

    (2) will not be able to rely on the interpretations of the staff of the SEC, and

    (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer or sale of its old notes, unless such offer or sale is made pursuant to an exemption from those requirements.

  In addition, each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an "underwriter" within the meaning of Section 2(11) of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes that had been acquired by that broker-dealer as a result of market-making or other trading activities. Pursuant to the registration rights agreement, we have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale.

  If you are not eligible to participate in the exchange offer, you can elect, by so indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes included within the coverage of a shelf registration statement pursuant to Rule 415 under the Securities Act. If we have to file a shelf registration statement, we will be required to keep it effective for a period of two years or such shorter period that will terminate when all of the old notes covered by that shelf registration statement have been resold. Other than as set forth in this paragraph, holders of old notes will not have the right to require us to register their old notes under the Securities Act.

Terms of the Exchange Offer

  Upon satisfaction or waiver of the conditions of the exchange offer set forth in this prospectus and in the accompanying letter of transmittal, we will accept all old notes that are validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the new notes by the trustee, we will issue and deliver $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

  By tendering old notes in exchange for new notes and by executing the letter of transmittal, you will be required to represent that:
    (1) you are not an "affiliate" of our company,
    (2) any new notes that you receive in the exchange offer will be acquired by you in the ordinary course of your business, and
    (3) you have no intention to distribute, and have no arrangement or understanding with any person to participate in the distribution of, the new notes you acquire.

  The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that:
    (1) the offering of the new notes has been registered under the Securities Act,
    (2) the new notes will not be subject to restrictions on resale, and

    (3) certain provisions in the registration rights agreement relating to an increase in the stated interest rate on the old notes provided for under certain circumstances will become ineffective.

  The new notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture as the old notes.

  As of the date of this prospectus, $450,000,000 aggregate principal amount of old notes is outstanding. In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The new notes will also be issuable and transferable in book-entry form through DTC.

  This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the old notes as of the close
of business on     , 1999. The exchange offer is not conditioned upon any
minimum aggregate principal amount of old notes being tendered. However, the exchange offer is subject to certain customary conditions which may be waived by us, and to the terms and provisions of the registration rights agreement. See "--Conditions to the Exchange Offer" for a detailed description of those conditions.

  We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will receive the new notes from us and deliver them to the tendering holders.

  If we do not accept any tendered old notes for exchange because of an invalid tender or because the conditions to the exchange offer have not been met, certificates for any such unaccepted old notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date.

  Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of their old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

  The term "expiration date," as used in this prospectus, means 5:00 p.m., New
York City time, on     , 1999, unless we, in our sole discretion, extend the
exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

  We reserve the right, in our sole discretion,

    (1) to delay accepting any old notes for exchange,

    (2) to extend the exchange offer,

    (3) to terminate the exchange offer if the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied, or

    (4) to amend the terms of the exchange offer in any manner.

  We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. In addition, we will promptly notify each registered holder of old notes of any amendment. We will give to the exchange agent written confirmation of any oral notice.

  We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Interest on the New Notes

  Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor or, if no interest has been paid on the old notes, from February 10, 1999 (the date of original issuance of the old notes).

Procedures for Tendering

  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein. You must then mail or otherwise deliver the letter of transmittal, or facsimile, together with the old notes to be exchanged and any other required documentation, to Fifth Third Bank, as exchange agent, at the address set forth herein and therein. You may also effect a tender of old notes pursuant to the procedures for book-entry transfer as provided for herein and therein.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of its old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with DTC's procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

  Only a holder in whose name old notes are registered may tender those old notes in the exchange offer. To tender in the exchange offer, a holder must:

    (1) complete, sign and date the letter of transmittal or a facsimile thereof,

    (2) have the signatures thereof guaranteed if required by the letter of transmittal, and

    (3) unless the tender is being effected pursuant to the procedure for book-entry transfer, mail or otherwise deliver the letter of transmittal or facsimile thereof, together with the old notes and other required documents, to the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date.

  If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

  The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration date. No letter of transmittal or old notes should be sent to us. You may request that your broker, or a commercial bank, trust company or nominee, effect the tender on your behalf, as set forth herein and in the letter of transmittal.

  If your old notes are registered in the name of a broker, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the old notes tendered pursuant thereto are tendered by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instruction" of the letter of transmittal or for the account of an Eligible Institution. If the letter of transmittal is signed by a person other than the registered holder listed therein, the old notes that are the subject of that letter of transmittal must be endorsed or accompanied by appropriate bond powers that authorize that person to tender the old notes on behalf of the registered holder. The endorsement or bond powers must be signed in the name of the registered holder as it appears on the old notes.

  All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered and to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

  Any old notes received by the exchange agent that we determine are not properly tendered or as to which the defects or irregularities have not been cured or waived, will be returned by the exchange agent to the tendering holder, as soon as practicable following the expiration date.

  In addition, we reserve the right, in our sole discretion,

    (1) to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

    (2) to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Conditions to the Exchange Offer

  Notwithstanding any other term of the exchange offer, we will not be required to accept any old notes for exchange, or to exchange new registered notes for any old notes, and we may terminate or amend the exchange offer before the acceptance of the old notes if:

    (1) the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the SEC, or

    (2) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or body to enjoin or obtain damages in respect of the exchange offer, or that can reasonably be expected to impair our ability to proceed with the exchange offer.

If we determine that either of these events or circumstances has occurred or exists, we may:

    (1) refuse to accept any old notes and return to the holders any old notes that have been tendered, or

    (2) extend the exchange offer and retain all old notes tendered prior to the original expiration date of the exchange offer, subject to the rights of the holders of those notes to withdraw them, or

    (3) waive the condition and accept all properly tendered old notes that have not been withdrawn.

  The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange. Any extension of the exchange offer shall be for not more than 60 days, and in no event shall the exchange offer be extended beyond September 9, 1999.

Exchange Agent

  Fifth Third Bank, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In that capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

  By registered or certified mail              Fifth Third Bank
  or by overnight courier:                     Attention: Geoff Clark
                                               Corporate Trust Operations
                                               ML 10AT66
                                               38 Fountain Square Plaza
                                               Cincinnati, Ohio 45263

  By hand delivery:                            Fifth Third Bank
                                               Attention: Geoff Clark
                                               Corporate Trust Operations
                                               580 Walnut Street - 4th Floor
                                               Cincinnati, Ohio 45202


  Facsimile transmission:                      (513) 744-8909

  Information or confirmation by telephone:    (513) 579-5320

  Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Accounting Treatment

  The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by our company as a result of the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the remaining term of the notes issued in the exchange offer.

Consequences of Failure to Exchange

  Holders of old notes who do not tender their notes in the exchange offer will continue to hold those old notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the indenture. All old notes that are not tendered will continue to be subject to the restrictions on resale set forth in the indenture. Accordingly, prior to the later of February 10, 2001 (two years from the date of original issue of the notes) or two years after those old notes were last sold by us or one of our affiliates, those old notes may be offered and resold only

    (1) to us,

    (2) pursuant to a registration statement that has been declared effective under the Securities Act,

    (3) in the United States to a "qualified institutional buyer" within the meaning of Rule 144A in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A,

    (4) in the United States to an "Institutional Accredited Investor", as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act, in a transaction that is exempt from the registration requirements of the Securities Act,

    (5) outside the United States to a foreign person in a transaction that complies with the provisions of Regulation S under the Securities Act, or

    (6) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with applicable state securities laws.

    To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes will be adversely affected.

                            DESCRIPTION OF THE NOTES

  The old notes were issued and the new notes will be issued under an indenture dated as of February 10, 1999, among AK Steel, as issuer, AK Steel Holding Corporation, as guarantor, and Fifth Third Bank, as trustee. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. For convenience, and to more readily distinguish it from AK Steel, we refer to AK Steel Holding Corporation in this description of the notes as "Holding." All other capitalized terms used in this description are defined under the caption "--Defined Terms."

  The following description of the notes is only a summary of the material provisions of the indenture. We urge you to read the indenture because that document, and not this description, defines your rights as holders of the notes. You may obtain a copy of the indenture by following the procedures set forth under "Where You Can Find More Information."

Brief Description of the Notes and the Parent Company Guarantee

  The notes are:
    .  senior unsecured obligations of AK Steel;
    . equal in right of payment with all existing and future senior unsecured Debt of AK Steel;
    .  senior in right of payment to all Subordinated Obligations;
    . effectively junior to all secured obligations of AK Steel, including the $250.0 million of its outstanding senior secured notes, to the extent of the collateral securing those obligations; and
    .  unconditionally guaranteed by AK Steel's parent company, Holding.

  The guarantee by Holding is:
    .  a senior unsecured obligation of Holding;
    . equal in right of payment with all of its existing and future senior unsecured Debt;
    . senior in right of payment to all of its existing and future subordinated Debt; and
    . effectively junior to all of its secured obligations, to the extent of the collateral securing those obligations.

  At December 31, 1998, after giving pro forma effect to the issuance and sale of the old notes and the application of the net proceeds therefrom to redeem our outstanding 10 3/4% Senior Notes Due 2004, the aggregate principal amount of AK Steel's outstanding senior Debt would have been approximately $1.27 billion, of which $250.0 million would have been secured. All but $20 million of that debt is guaranteed by Holding.

Principal, Maturity and Interest

  AK Steel will issue $450 million aggregate principal amount of the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 15, 2009.

  Interest on the notes will accrue at the rate of 7 7/8% per annum and will be payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1999. AK Steel will make each interest payment to the holders of record of the notes on the immediately preceding February 1 and August 1.

  Interest on the notes will accrue from February 10, 1999 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

  Except as set forth below, AK Steel will not be entitled to redeem the notes at its option prior to February 15, 2004.

  The notes will be redeemable at AK Steel's option, at any time on or after February 15, 2004 as a whole or from time to time in part, upon not less than 30 nor more than 60 days' notice mailed to each holder of notes to be redeemed at the holder's address appearing in the register, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning February 15 of the years indicated below:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       2004..........................................................  103.938%
       2005..........................................................  102.625%
       2006..........................................................  101.313%
       2007 and thereafter...........................................  100.000%

together in the case of any such redemption with accrued interest (if any) to the redemption date.

  Notwithstanding the foregoing, at any time and on more than one occasion prior to February 15, 2002, AK Steel may redeem up to $157.5 million aggregate principal amount of the notes with the proceeds of one or more Public Equity Offerings, at a redemption price of 107.875% of the principal amount thereof plus accrued interest to the redemption date; provided, that:

  (1) at least $292.5 million aggregate principal amount of the notes remains outstanding immediately after each such redemption (other than notes held, directly or indirectly, by AK Steel or its Affiliates); and

  (2) each such redemption occurs within 60 days after the completion of the related Public Equity Offering.

  If less than all of the notes are to be redeemed, the notes will be chosen for redemption by the Trustee and the Depository on a pro rata basis or by lot or by a method that complies with applicable legal and securities exchange requirements.

Change in Control Offer

  Under the Indenture, within 30 days following any Change in Control, AK Steel must notify the Trustee and each holder in writing of the occurrence of the Change in Control and must make an offer to repurchase (the "Change in Control Offer") the notes for cash at a purchase price (the "Change in Control Payment Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to and including the Change in Control Payment Date. The "Change in Control Payment Date" may not be earlier than 45 days nor later than 60 days from the date the Change in Control Offer is mailed. AK Steel must purchase all notes that are properly tendered in the Change in Control Offer and not withdrawn in accordance with the procedures set forth in the Indenture. The Change in Control Offer must describe, among other things, the procedures that holders must follow to accept the Change in Control Offer.

  If a Change in Control Offer is made, there can be no assurance that AK Steel will have funds sufficient to pay the Change in Control Payment Price for all the notes that might be delivered by holders seeking to accept the Change in Control Offer. See the "Risk Factors" section of this prospectus under the heading "Factors Relating to our Company--Our high level of debt may adversely affect our financial and operating flexibility." The failure of AK Steel to repurchase notes in accordance with this provision constitutes an Event of Default. See "--Events of Default."

  AK Steel will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change in Control Offer. The existence of a holder's right to require AK Steel to repurchase such holder's notes upon a Change in Control may deter a third party from acquiring AK Steel in a transaction that constitutes a Change in Control.

Parent Company Guarantee

  AK Steel Holding Corporation will guarantee the payment and performance by AK Steel of the Obligations and will pay all expenses (including, without limitation, fees and disbursements of counsel) paid or incurred by the trustee or the holders of the notes in enforcing their rights under that guarantee. The guarantee will be a senior unsecured obligation of the guarantor and will rank equally with its other senior unsecured Debt.

  Holding's principal asset is the outstanding common stock of AK Steel, and virtually all of Holding's operations are conducted through AK Steel. Under the indenture, Holding has agreed not to engage in any activities other than owning outstanding securities of AK Steel as well as those activities incidental to its status as a public company, and not to incur any liabilities other than those relating to its guarantee of the notes and certain other indebtedness of AK Steel as well as those liabilities incidental to its status as a public company. See "--Material Covenants--Restrictions on Activities of Holding."

  At present, none of AK Steel's operations is conducted through Subsidiaries. If in the future any operations of AK Steel are conducted through a Subsidiary (other than a Non-Recourse Subsidiary), that Subsidiary will be required to guarantee the payment and performance of the Obligations on the same terms as, and on a basis that is joint and several with, Holding's guarantee.

  Claims of creditors of AK Steel's Subsidiaries, including trade creditors, will have priority over creditors and equity holders of AK Steel, including holders of the notes. Although holders of the notes will be direct creditors of any Subsidiary that guarantees the notes by virtue of that guarantee, existing or future creditors of that Subsidiary could attempt to avoid or subordinate guarantees of the notes, in whole or in part, under fraudulent conveyance laws. To the extent any Subsidiary's guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would cease to be creditors of that Subsidiary and would be solely creditors of AK Steel and of any other Guarantor Subsidiary whose guarantee was not voided or held unenforceable. Similarly, the notes will be effectively subordinated to the creditors of AK Steel's subsidiaries to the extent those subsidiaries are not Guarantor Subsidiaries.

Book-Entry, Delivery and Form

  AK Steel will initially issue the notes in the form of one or more global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only by the nominee to DTC or by DTC or the nominee to another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

  DTC has advised AK Steel as follows: DTC is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  AK Steel expects that pursuant to procedures established by DTC, upon the deposit of the global securities with DTC, DTC will credit to the accounts of participants, on its book-entry registration and transfer system, the principal amount of the notes represented by those global securities. Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and by those participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

  So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or its nominee, as the case may be, will be considered the sole legal owner and holder of the related notes for all purposes of those notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the global securities, you will not be entitled to have the notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owner or holder of any notes represented by the global securities. AK Steel understands that under existing industry practice, if an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of, premium, if any, and interest on notes represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities in immediately available funds.

  AK Steel expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. AK Steel also expects that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. AK Steel does not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities representing any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owning through such participants.

  Unless and until exchanged in whole or in part for certificated notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time. Neither the trustee nor AK Steel will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

  The notes represented by the global securities are exchangeable for certificated notes in definitive form of like tenor as such notes in denominations of $1,000 and integral multiples thereof only in the following limited circumstances:

    (1) DTC notifies AK Steel that it is unwilling or unable to continue as DTC for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

    (2) AK Steel in its discretion at any time determines not to have all of the notes represented by the global securities; or

    (3) a default has occurred that entitles the holders of the notes to accelerate their maturity and that default is continuing.

  Any note that becomes exchangeable for a certificated note will be registered in such names as DTC shall direct. Subject to the foregoing, the global securities will not be exchangeable, except for global securities of the same aggregate denomination that will be registered in the name of DTC or its nominee.

Material Covenants

  The indenture will contain the following material covenants on the part of AK Steel and Holding:

  Commission Reports. Even if Holding ceases to be subject to the reporting requirements of Section 13 of the Exchange Act, Holding shall continue to file with the SEC and provide the trustee and holders of the notes with the same reports, information and other documents as are specified in Section 13 of the Exchange Act.

  Limitation on Liens. AK Steel shall not, and shall not permit any Subsidiary to, create or permit to exist any lien upon any of its property or assets, now owned or hereafter acquired, securing any obligation unless concurrently with the creation of such lien effective provision is made to secure the notes equally and ratably with such obligation for so long as such obligation is so secured; provided that if such obligation is a Subordinated Obligation, the lien securing such obligation shall be subordinated and junior to the lien securing the notes with the same or lesser relative priority as such Subordinated Obligation shall have with respect to the notes. The preceding restriction shall not require AK Steel or any Subsidiary to equally and ratably secure the notes if the lien consists of the following:

    (1) liens created by the indenture, liens existing as of the date on which the old notes were originally issued and liens to secure Debt in respect of AK Steel's outstanding Secured Notes Due 2004 as described under "Description of Outstanding Indebtedness--The Secured Notes";

    (2) Permitted Liens;

    (3) liens to secure Debt issued by AK Steel for the purpose of financing all or a part of the purchase price of assets or property acquired or constructed after the date on which the notes were originally issued; provided, however, that (a) the aggregate principal amount (or accreted value in the case of Debt issued at a discount) of Debt so issued shall not exceed the lesser of cost or fair market value, as determined in good faith by the board of directors of Holding, of the assets or property so acquired or constructed, (b) either (x) the Debt secured by such liens shall have been permitted to be issued under clause (5) of "--Limitation on Debt" or
  (y) additional Debt secured by such liens, at the time of determination on a pro forma basis, would not exceed, in the case of Normal Replacement Assets, 50%, or in the case of Special Assets, 100%, of the aggregate principal amount of Debt which AK Steel would have been permitted to issue at such time under the Consolidated EBITDA Coverage Ratio as set forth in the first paragraph of "--Limitation on Debt" at an interest rate equal to the rate of interest on the additional Debt to be secured by such liens and
  (c) such liens shall not encumber any other assets or property of AK Steel or any of its Subsidiaries other than such assets or property or any improvement on such assets or property and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property;

    (4) liens on the assets or property of a Subsidiary existing at the time such Subsidiary became a Subsidiary and not issued as a result of (or in connection with or in anticipation of) such Subsidiary becoming a Subsidiary; provided, however, that such liens do not extend to or cover any other property or assets of AK Steel or any of its other Subsidiaries;

    (5) liens on the Inventory or accounts receivable of AK Steel or any Significant Subsidiary that is a Guarantor Subsidiary securing Debt under any Permitted Credit Facility; provided that any lien on Intangible Property shall limit the rights of the holder of such Lien to the use of such Intangible Property to manufacture, process and sell the Inventory with respect to which such holder has a lien;

    (6) liens securing industrial revenue or pollution control bonds issued by AK Steel; provided, however, that (a) the aggregate principal amount of Debt secured by such liens shall not exceed the lesser of cost or fair market value, as determined in good faith by the board of directors of Holding, of the assets or property so financed, and (b) such liens do not encumber any other property or assets of AK Steel or any of its Subsidiaries;

    (7) liens securing Debt issued to exchange, extend, refinance, renew, replace, defease or refund Debt which has been secured by a lien permitted under the indenture and is permitted to be exchanged, extended, refinanced, renewed, replaced, defeased or refunded under the Indenture; provided, however, that such liens do not extend to or cover any property or assets of AK Steel or any of its Subsidiaries not securing the Debt so exchanged, extended, refinanced, renewed, replaced, defeased or refunded, and the principal amount (or accreted value) of the Debt so secured is not increased except as otherwise permitted pursuant to the indenture;

    (8) liens on the Equity Interests, assets or property of a Non-Recourse Subsidiary securing Non-Recourse Debt; or

    (9) liens securing Debt which, together with all other Debt secured by Liens (excluding Debt secured by liens permitted by clauses (1) through (8) above) at the time of determination do not exceed the greater of (x) $100.0 million and (y) 5% of Consolidated Net Tangible Assets of Holding, in each case, at any one time outstanding; provided, however, that the Attributable Debt in connection with Sale/Leaseback Transactions permitted under clause
  (3) of "--Limitation on Sale/Leaseback Transactions" will be included in the determination and treated as Debt secured by a Lien not otherwise permitted by clauses (1) through (8) above.

  For the avoidance of ambiguity, it is understood that liens referred to in clauses (1) through (9) of this covenant description may secure, in addition to the principal of and premium (if any) on Debt referred to in such clauses, interest and all other obligations on and in respect of such Debt.

  Limitation on Sale/Leaseback Transactions. AK Steel shall not, and shall not permit any Subsidiary to, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction unless at least one of the following conditions is satisfied:

    (1) the lease is between AK Steel and a Wholly Owned Guarantor Subsidiary, or between Wholly Owned Guarantor Subsidiaries; provided, however, that upon either (a) the transfer or other disposition by such Wholly Owned Guarantor Subsidiary of any such lease to a Person other than AK Steel or another Wholly Owned Guarantor Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of Equity Interests (including by consolidation or merger) of such Wholly Owned Guarantor Subsidiary to a Person other than AK Steel or another such Wholly Owned Guarantor Subsidiary, the provisions of this clause (1) shall no longer be applicable to such lease and such lease shall be deemed for purposes of this paragraph to constitute the entering into of such Sale/Leaseback Transaction by the parties thereto;

    (2) AK Steel or such Subsidiary under clauses (2) through (8) of "-- Limitation on Liens" could create a Lien on the property to secure Debt in an amount at least equal to the Attributable Debt in respect of such Sale/Leaseback Transaction and AK Steel or such Subsidiary, as the case may be, receives consideration at least equal to the fair market value, as determined in good faith by the board of directors of Holding, of the property transferred;

    (3) AK Steel or such Subsidiary could create a lien under clause (9) of "--Limitation on Liens" above on the property to secure Debt at least equal to the Attributable Debt in respect of such Sale/Leaseback Transaction and AK Steel or such Subsidiary, as the case may be, receives consideration at least equal to the fair market value, as determined in good faith by the board of directors of Holding, of the property transferred; or

    (4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all the conditions of "--Limitation on Sales of Assets and Equity Interests of Subsidiaries" are satisfied with respect to such Sale/Leaseback Transaction (without giving effect to the exceptions for Net Available Cash in amounts less than $25.0 million or $10.0 million, as set forth in the last paragraph of "--Limitation on Sales of Assets and Equity Interests of Subsidiaries").

  Limitation on Debt. AK Steel shall not issue, directly or indirectly, any Debt unless, immediately after giving effect to the issuance of such Debt and the receipt and application of the proceeds thereof, the pro forma Consolidated EBITDA Coverage Ratio would be greater than 2.5 to 1.0.

  Notwithstanding the foregoing limitation, AK Steel may issue the following
Debt:

    (1) Debt issued by AK Steel pursuant to Permitted Credit Facilities and guarantees by AK Steel of obligations in respect of bonds or notes (in an aggregate principal amount not exceeding $60.0 million) payable solely from the proceeds of (a) taxes payable by AK Steel on real or depreciable personal property relating to the Rockport Works or (b) charges payable by AK Steel for sewer and water services relating to the Rockport Works and, to the extent that such taxes or charges are insufficient to make such payments, payments under such guarantees (provided that the payments under such bonds or notes or such guarantees are not required to be prefunded by more than an aggregate amount equal to one year of debt service on such bonds or notes and are not subject to acceleration by the express terms thereof or otherwise);

    (2) Debt issued by AK Steel owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Equity Interests that results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of that Debt (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of that Debt by AK Steel;

    (3) The notes;

    (4) Debt (other than Debt described in clauses (1) or (2) of this covenant description) outstanding on the date on which the notes were originally issued;

    (5) Debt issued by AK Steel, whether or not secured by a lien, constituting all or a part of the purchase price of assets or property acquired or constructed after the date on which the notes were originally issued; provided, however, that Debt issued under this clause (5) in any calendar year shall not exceed in aggregate principal amount the sum of (a) $50.0 million for each of 1999, 2000 and 2001, and $35.0 million for each calendar year from and including 2002 to and including 2008 plus (b) the excess of the aggregate principal amount otherwise permitted to be issued under this clause (5) in all previous calendar years to and including the calendar year in which the notes were originally issued over the aggregate principal amount actually issued by AK Steel during such period under this clause (5);

    (6) Refinancing Debt in respect of any Debt permitted pursuant to the first paragraph of this covenant description or any Debt permitted pursuant to clause (3), (4) or (5) of this covenant description or this clause (6);

    (7) Obligations of AK Steel pursuant to (a) interest rate swap or similar agreements designed to protect AK Steel against fluctuations in interest rates in respect of Debt of AK Steel to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Debt to which such interest rate contracts relate, and (b) foreign exchange or commodity hedge, exchange or similar agreements designed to protect AK Steel against fluctuations in foreign currency exchange rates or commodity prices in respect of foreign exchange or commodity exposures incurred by AK Steel in the ordinary course of its business; or

    (8) Debt (not otherwise permitted to be issued pursuant to clauses (1) through (7) of this covenant description) in an aggregate principal amount which, together with (a) any other outstanding Debt issued by AK Steel pursuant to this clause (8) and (b) Debt issued and Preferred Equity Interests then outstanding and issued by Subsidiaries pursuant to clause
  (8) of "--Limitation on Debt and Preferred Equity Interests of Subsidiaries," does not exceed $100.0 million at any one time outstanding.

  Notwithstanding the foregoing, AK Steel shall not issue any Refinancing Debt in respect of Subordinated Obligations unless such Refinancing Debt shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

  Limitation on Debt and Preferred Equity Interests of Subsidiaries. AK Steel shall not permit any Subsidiary to issue, directly or indirectly, any Debt or Preferred Equity Interests except:

    (1) Debt or Preferred Equity Interests issued to and held by AK Steel or a Wholly Owned Subsidiary; provided, however, that (a) any subsequent issuance or transfer of any Equity Interests that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or (b) any subsequent transfer of such Debt or Preferred Equity Interests (other than to AK Steel or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt or Preferred Equity Interests by the issuer thereof;

    (2) Debt or Preferred Equity Interests, other than any described in clause (1) above, outstanding on the date on which the notes were originally issued;

    (3) Debt or Preferred Equity Interests of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary became a Subsidiary (other than Debt or Preferred Equity Interests issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary);

    (4) Debt or Preferred Equity Interests issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Debt or Preferred Equity Interests referred to in clause (2) or (3) of this covenant description; provided, however, (a) the principal amount or liquidation value of such Debt or Preferred Equity Interests so issued shall not exceed the principal amount of, and premiums, if any, and accrued interest, or the liquidation value and premiums, if any, and accumulated dividends, with respect to the Debt or Preferred Equity Interests so exchanged, extended, refinanced, renewed, replaced, defeased or refunded by application of the net proceeds of the Debt or Preferred Equity Interests so issued and reasonable fees, expenses, commissions and costs incurred in connection with the issuance of such Debt or Preferred Equity Interests and
  (b) the Debt or Preferred Equity Interests so issued (x) shall have a stated maturity later than the stated maturity of the Debt or Preferred Equity Interests being exchanged, extended, refinanced, renewed, replaced, defeased or refunded and (y) shall have an Average Life equal to or greater than the remaining Average Life of the Debt or Preferred Equity Interests being exchanged, extended, refinanced, renewed, replaced, defeased or refunded;

    (5) Non-Recourse Debt or Preferred Equity Interests of a Non-Recourse Subsidiary issued after the date on which the notes were originally issued; provided, however, that if any such Debt or Preferred Equity Interests thereafter ceases to be Non-Recourse Debt or Preferred Equity Interests of a Non-Recourse Subsidiary, then such event will be deemed to constitute the issuance of such Debt or Preferred Equity Interests by the issuer thereof;

    (6) Guarantees of the notes, the exchange notes or Refinancing Debt in respect of Debt permitted as described in clause (3) of "--Limitation on Debt" above;

    (7) Guarantees issued by any Guarantor Subsidiary of any Debt issued by AK Steel as permitted under "--Limitation on Debt" above; or

    (8) Debt or Preferred Equity Interests not otherwise permitted to be issued pursuant to clauses (1) through (7) above, which, together with (a) any other outstanding Debt or Preferred

  Equity Interests issued pursuant to this clause (8) and (b) Debt issued by AK Steel pursuant to clause (8) under "--Limitation on Debt," does not exceed $60.0 million at any one time outstanding.

  Limitation on Restricted Payments. Holding shall not, and shall not permit any Subsidiary of Holding to, directly or indirectly:

    (1) declare or pay any dividend or make any distribution on or in respect of, or make any distribution to the holders of, Equity Interests of AK Steel Holding Corporation (except dividends or distributions payable solely in its Non-Convertible Equity Interests or in options, warrants or other rights to acquire its Non-Convertible Equity Interests and except dividends or distributions payable to a Wholly Owned Guarantor Subsidiary);

    (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holding;

    (3) declare or pay any dividend or make any distribution on or in respect of, or make any distribution to holders of, Equity Interests of any Subsidiary of Holding (other than with respect to any such Equity Interests held by Holding, AK Steel, any Wholly Owned Guarantor Subsidiary or any Wholly Owned Non-Recourse Subsidiary) or purchase, redeem or otherwise acquire or retire for value any Equity Interests of any Subsidiary of Holding (other than such Equity Interests held by Holding, AK Steel, any Wholly Owned Guarantor Subsidiary or any Wholly Owned Non-Recourse Subsidiary);

    (4) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

    (5) make any Investment other than Permitted Investments (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if:

      (a) a Default shall have occurred and be continuing (or would result therefrom);

      (b) upon giving effect to such Restricted Payment, on a pro forma basis, AK Steel is not able to issue an additional $1.00 of Debt pursuant to the Consolidated EBITDA Coverage Ratio as set forth in the first paragraph of "--Limitation on Debt"; or

      (c) upon giving effect to such Restricted Payment, the aggregate amount of such Restricted Payment and all other Restricted Payments since October 1, 1996 would exceed the sum of:

             (A) 50% of the Consolidated Net Income of Holding accrued during the period (treated as one accounting period) from October 1, 1996 through the last full fiscal quarter for which quarterly or annual financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

             (B) the aggregate Net Cash Proceeds received by AK Steel from the issue or sale of its Equity Interests (other than Redeemable Equity Interests or Exchangeable Equity Interests) subsequent to October 1, 1996 (other than to a Subsidiary of AK Steel or an employee stock ownership plan or similar trust), plus

             (C) the aggregate Net Cash Proceeds received by AK Steel from the issue or sale of its Equity Interests (other than Redeemable Equity Interests or Exchangeable Equity Interests) to an employee stock ownership plan subsequent to October 1, 1996, provided, that, if such employee stock ownership plan issues any Debt only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of Holding resulting from principal repayments made by such employee stock ownership plan with respect to Debt issued by it to finance the purchase of such Equity Interests, plus

             (D) the amount by which consolidated Debt of AK Steel is reduced on Holding's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to October 1, 1996, of any Debt of AK Steel or any of its Subsidiaries convertible or exchangeable for Equity Interests (other than Redeemable Equity Interests or Exchangeable Equity Interests) of AK Steel (less the amount of any cash, or other property, distributed by AK Steel or any of its Subsidiaries upon such conversion or exchange).

  So long as no Default has occurred that is continuing (or would result therefrom), the foregoing limitations on Restricted Payments shall not prohibit:

    (1) any purchase or redemption of Equity Interests of Holding or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holding (other than Redeemable Equity Interests or Exchangeable Equity Interests and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (a) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale shall be excluded from clauses
  (c)(B) and (c)(C) of the preceding paragraph;

    (2) any purchase or redemption of Subordinated Obligations (other than Redeemable Equity Interests) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of AK Steel other than to a Subsidiary; provided, however, that such Debt

      (a) shall be subordinated to the notes to at least the same extent as the Subordinated Obligations so exchanged, purchased or redeemed,

      (b) shall have a stated maturity later than the stated maturity of the notes and

      (c) shall have an Average Life greater than the remaining Average Life of the notes;

provided further, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (3) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "--Limitation on Sales of Assets and Equity Interests of Subsidiaries"; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (5) any repurchase by Holding of employee stock granted under an employee stock option plan; provided, however, that the aggregate amount of such repurchase in any calendar year shall not exceed $1.0 million per employee and the aggregate amount of all repurchases in any calendar year shall not exceed $5.0 million (it being understood that the excess of any such amounts permitted to be expended under this clause (5) during any calendar year over the amount actually expended during such period shall not be carried forward); provided further, however, that such repurchase shall be included in the calculation of the amount of Restricted Payments; or

    (6) any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments.

  So long as none of the conditions described above in clauses (a) and (b) of the first sentence of this covenant description exist, the foregoing limitations on Restricted Payments shall not prohibit the declaration and payment of one or more dividends on or before February 28, 2001 in an aggregate amount not to exceed $50.0 million; provided, however, that all such dividends shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Issuance and Sale of Equity Interests of Subsidiaries. AK Steel shall not permit any Subsidiary to issue or sell any Equity Interests to any Person, or permit any Person in either case, other than AK Steel and its Subsidiaries, to own or hold an interest, other than any interest owned or held on the date on which the notes were originally issued by a Person other than AK Steel and its Subsidiaries, in any Equity Interests, of any Subsidiary (other than a Non-Recourse Subsidiary or a JV Subsidiary); provided, however, that the foregoing limitation shall not apply to (1) the sale of all but not less than all of the Equity Interests of any Subsidiary made in accordance with "-- Limitation on Sales of Assets and Equity Interests of Subsidiaries," (2) issuances of Preferred Equity Interests permitted pursuant to clauses (3), (5) and (7) under the heading "--Limitation on Debt and Preferred Equity Interests of Subsidiaries," and (3) the ownership or holding of an interest by any Person, other than AK Steel and its Subsidiaries, in any Equity Interests of any Subsidiary issued pursuant to clause (2) above.

  Limitation on Restrictions on Distributions from Subsidiaries. AK Steel shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (1) pay dividends or make any other distributions on its Equity Interests or pay any Debt or other obligation owed to AK Steel or any Subsidiary, (2) make any Investment in AK Steel or any Subsidiary or (3) transfer any of its property or assets to AK Steel or any Subsidiary.

  Notwithstanding the foregoing, AK Steel may, and may permit any Subsidiary of AK Steel to, suffer to exist any such encumbrance or restriction:

    (1) pursuant to an agreement in effect at or entered into on the date on which the notes were originally issued;

    (2) with respect to a Subsidiary pursuant to an agreement relating to any Debt issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary (other than Debt issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary) and outstanding on such date;

    (3) pursuant to an agreement effecting a refinancing of Debt issued pursuant to an agreement referred to in clause (1) or (2) or contained in any amendment to an agreement referred to in clause (1) or (2), provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the holders of notes than encumbrances and restrictions contained in such agreements;

    (4) consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

    (5) in the case of clause (3) of the preceding paragraph, restrictions contained in security agreements securing Debt of a Subsidiary otherwise permitted under the Indenture, to the extent such restrictions restrict the transfer of the property subject to such security agreements; or

    (6) relating to a Non-Recourse Subsidiary.

  Limitation on Sales of Assets and Equity Interests of Subsidiaries. AK Steel shall not, and shall not permit any Subsidiary (other than Non-Recourse Subsidiaries) to, make any Asset Disposition unless:

    (1) AK Steel or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the board of directors of Holding (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 75% of such consideration is in the form of cash or Cash Equivalents; and

    (2) An amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by AK Steel or such Subsidiary, as the case may be,

      (a) first, to the extent AK Steel elects (or is required by the terms of any Debt), to prepay, repay or purchase Debt (other than any Redeemable Equity Interests or Non-Recourse Debt) of AK Steel, such Subsidiary or a Wholly Owned Guarantor Subsidiary (in each case other than Debt owed to AK Steel or an Affiliate of AK Steel) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

      (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), at AK Steel's election, to the investment by AK Steel or such Subsidiary or any Wholly Owned Guarantor Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the board of directors of Holding) will be used in the business of AK Steel and the Wholly Owned Guarantor Subsidiaries existing on the date on which the notes were originally issued or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; and

      (c) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (a) and (b), to make an offer to purchase notes at par;

provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (a) above, AK Steel shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

  Notwithstanding the requirement in clause (1) above that at least 75% of consideration consist of cash or Cash Equivalents, AK Steel and its Subsidiaries may make one or more Asset Dispositions for which the consideration, in addition to the non-cash consideration permitted by such clause, consists of or includes (A) non-cash consideration, the aggregate fair market value (as determined in good faith by the board of directors of Holding) of which, for all Asset Dispositions made after the date on which the notes were originally issued, does not exceed $10.0 million, and
(B) non-cash consideration, the aggregate fair market value (as determined in good faith by the board of directors of Holding) of which, for all Asset Dispositions made after the date on which the notes were originally issued, does not exceed $50.0 million, consisting of the cancellation of Debt of AK Steel or any Subsidiary existing on the date on which the notes were originally issued; provided, however, that in connection with any such cancellation of Debt, AK Steel or such Subsidiary shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal so canceled.

  Notwithstanding the provisions of clause (2) above, in the event that the Net Available Cash resulting from any Asset Disposition is less than $25.0 million, the application of an amount equal to such Net Available Cash in accordance with this Section may be deferred until such time as such Net Available Cash from any prior or subsequent Asset Dispositions not otherwise applied in accordance with this Section, is at least equal to $25.0 million. In the event that the Net Available Cash resulting from any Asset Disposition, after giving effect to clauses (a) and (b) above, is less than $10.0 million, the application of such amount equal to such Net Available Cash to make an offer to purchase notes in accordance with clause (c) may be deferred until such time as such Net Available Cash, together with Net Available Cash from any prior or subsequent Asset Dispositions not otherwise applied in accordance with this Section, is at least equal to $10.0 million. Pending application of Net Available Cash pursuant to this Section, such Net Available Cash shall be invested in Cash Equivalents. To the extent any portion of the amount of Net Available Cash remains after compliance with this Section, and provided that all holders of notes have been given the opportunity to tender their notes for repurchase as provided in clause (c) above, AK Steel may use such remaining amount for general corporate purposes.

  Limitation on Transactions with Affiliates. AK Steel shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of AK Steel or any legal or beneficial owner of 5% or more of any class of Equity Interests of Holding or with an Affiliate of any such owner (other than a Wholly Owned Subsidiary or any employee stock ownership plan for the benefit of AK Steel or a Subsidiary's employees) unless the terms of such business, transaction or series of transactions are

    (1) set forth in writing,

    (2) not less favorable to AK Steel or such Subsidiary, as the case may be, than terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms-length dealings with an unrelated third Person,

    (3) if such business or transaction or series of transactions involves in excess of (a) $5.0 million, the board of directors of Holding has, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in clause (2) above, and (b) $25.0 million and as to which there are no disinterested directors, AK Steel has obtained an opinion of a nationally recognized expert with experience in appraising the terms and conditions of the type of business or transaction or series of transactions stating that such business or transaction or series of transactions is fair (from a financial point of view) to AK Steel or such Subsidiary, as the case may be;

provided, however, that the provisions of this paragraph do not apply to performance of contractual obligations with respect to Eveleth Mines existing as of the date of the indenture under which the notes were originally issued.

  Lines of Business. AK Steel shall not, and shall not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which AK Steel and its Subsidiaries were engaged on the date on which the notes were originally issued or businesses reasonably related thereto.

  Restrictions on Activities of Holding. Holding (1) shall not engage in any activities or hold any assets other than (a) holding 100% of the Equity Interests of AK Steel and debt securities of AK Steel that were held by Holding at the date of the indenture and (b) those activities incidental to maintaining its status as a public company, and (2) will not incur any liabilities other than liabilities relating to Holding's guarantee of the notes or any guarantees by Holding of any Permitted Credit Facility, any other Debt of AK Steel or any Debt of any Significant Subsidiary that is guaranteed by AK Steel and any other obligations or liabilities incidental to holding 100% of the Equity Interests of AK Steel and those liabilities incidental to its status as a public company; provided, however, that, for purposes of this covenant, the term "liabilities" shall not include any liability for the declaration and payment of dividends on any Equity Interests of Holding; and provided further, however, that if Holding merges into AK Steel, this covenant shall no longer be applicable.

Defined Terms

  Certain terms to be defined in the indenture are summarized below. Reference is made to the indenture for the formal definition of these terms, as well as other terms used herein for which no definition is provided.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Equity Interests of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by AK Steel or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

    (1) a disposition by AK Steel or a Subsidiary to AK Steel or a Wholly Owned Guarantor Subsidiary;

    (2) a disposition of property or assets at fair market value (as determined in good faith by the board of directors of Holding) in the ordinary course of business;

    (3) a disposition of obsolete assets in the ordinary course of business;

    (4) a disposition that constitutes a Restricted Payment or a Sale/Leaseback Transaction;

    (5) a sale of accounts receivable under a Permitted Credit Facility; and

    (6) a transfer of accounts receivable that constitutes a Permitted Investment under clause (5) or (6) of the definition of Permitted Investments.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as of the date of determination, the present value (discounted at the lower of the interest rate of such Sale/Leaseback Transaction and the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt multiplied by the amount of such principal payment by (y) the sum of all such principal payments.

  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Cash Equivalents" means:

    (1) Investments in U.S. government obligations maturing within 365 days of the date of acquisition thereof;

    (2) Investments in certificates of deposit or Eurodollar deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof and which has a combined capital and surplus of at least $1.0 billion and rated at least A3 by Moody's Investors Service, Inc.;

    (3) Investments in repurchase agreements, involving Investments in U.S. government obligations or other Cash Equivalents entered into with any bank, trust company or investment bank rated at least A- and A-1 by Standard & Poor's and at least A3 and P-1 by Moody's Investors Service, Inc.;

    (4) Investments in commercial paper maturing not more than 90 days from the date of acquisition thereof and having one of the two highest ratings obtainable from each of Standard & Poor's and Moody's Investors Service, Inc. issued by a corporation (except AK Steel or an Affiliate of AK Steel) that is organized under the laws of any state of the United States or the District of Columbia; and

    (5) Investments in money market accounts or funds whose assets consist solely of cash or Cash Equivalents.

  "Change in Control" means the occurrence of any of the following events:

    (1) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Equity Interests of Holding; provided, however, that the Person shall not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by that Person or any Affiliate of that Person until the tendered shares are accepted for purchase or exchange;

    (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holding (together with any new directors whose election by such board of directors of Holding, or whose nomination for election by the shareholders of Holding, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Holding then in office; or

    (3) Holding fails to own 100% of the Equity Interests of AK Steel; provided, however, that it shall not be deemed a Change in Control if Holding merges into AK Steel except that, in such case, AK Steel shall be substituted for Holding for purposes of this definition of "Change in Control" and this clause (3) shall no longer be applicable.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

    (1) if AK Steel or any Subsidiary has issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

    (2) if since the beginning of such period AK Steel or any Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of AK Steel or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to AK Steel and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Equity Interests of any Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent AK Steel and its continuing Subsidiaries are no longer liable for such Debt after such sale);

    (3) if since the beginning of such period AK Steel or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person that becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, that constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

    (4) if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into AK Steel or any Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause
  (2) or (3) above if made by AK Steel or a Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of AK Steel. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of Holding and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries), including:

    (1) interest expense attributable to capital leases;

    (2) amortization of debt discount and debt issuance cost;

    (3) capitalized interest;

    (4) non-cash interest payments;

    (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (6) net costs under Interest Rate Protection Agreements (including amortization of fees);

    (7) Preferred Equity Interests dividends or distributions in respect of all Preferred Equity Interests held by Persons other than AK Steel or a Wholly Owned Subsidiary;

    (8) interest allocated in connection with investments in discontinued operations; and

    (9) interest actually paid by Holding or any of its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) under any guarantee of Debt or other obligation of any other Person.

  "Consolidated Net Income" means, for any period, the net income (or loss) of Holding and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (1) any net income (or loss) of any Person if such Person is not a Subsidiary of AK Steel, except that AK Steel's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to AK Steel or a Subsidiary (other than a Non-Recourse Subsidiary) as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (3) below);

    (2) any net income (or loss) of any Person acquired by AK Steel or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to AK Steel, except that

      (a) AK Steel's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to AK Steel or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and

      (b) AK Steel's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of AK Steel or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person;

    (5) any net income (or loss) of any Non-Recourse Subsidiary, except that AK Steel's equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to AK Steel as a dividend or other distribution; and

    (6) the cumulative effect of a change in accounting principles.

  "Consolidated Net Tangible Assets" of any Person means the total assets of such Person and its consolidated subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of such Person's subsidiaries.

  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as:

    (1) the par or stated value of all outstanding Equity Interests of such Person; plus

    (2) paid-in capital or capital surplus relating to such Equity Interests;
  plus

    (3) any retained earnings or earned surplus; less (x) any accumulated deficit, (y) any amounts attributable to Redeemable Equity Interests and
  (z) any amounts attributable to Exchangeable Equity Interests.

  "Debt" of any Person means, without duplication,

    (1) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    (2) all Capital Lease Obligations of such Person;

    (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Equity Interests (but excluding any accrued dividends);

    (6) all obligations of such Person under interest rate swap or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person;

    (7) all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; and

    (8) all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Defaulting Subsidiary" means any Subsidiary of AK Steel (other than a Non-Recourse Subsidiary) with respect to which a Default has occurred.

  "EBITDA" for any period means the Consolidated Net Income of Holding for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus

    (1) the following to the extent deducted in calculating such Consolidated Net Income:

      (a) income tax expense,

      (b) Consolidated Interest Expense,

      (c) depreciation expense,

      (d) amortization expense,

      (e) the non-cash portion of postretirement benefits other than pensions and

      (f) special charges taken after December 31, 1996 in respect of which Holding has delivered to the trustee (x) an officers' certificate setting forth estimates, made in good faith by a responsible financial or accounting officer of Holding, of the cash costs estimated, at the time such special charges are recorded, to be paid during any period for such special charges and containing an undertaking of Holding to deliver to the trustee, as soon as practicable after Holding determines that such estimates are not appropriate, a supplemental officers' certificate setting forth appropriate adjustments to such estimates and
    (y) together with any officers' certificate or supplemental officers' certificate referred to in clause (x), a report prepared by Holding's independent auditors setting forth the procedures performed by such auditors in connection with such special charges and the related cash costs estimated to be paid during any period for such charges minus

    (2) to the extent not deducted in calculating such Consolidated Net Income, cash costs estimated to be paid during such period for special charges taken during any period as set forth in the officers' certificate most recently delivered to the trustee in respect of such special charges pursuant to clause (1)(f) of this definition.

  "Equity Interests" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, including any Preferred Equity Interests.

  "Exchangeable Equity Interests" of any Person means any Equity Interest which is exchangeable for or convertible into another security (other than any Equity Interest of such Person which is neither an Exchangeable Equity Interest nor a Redeemable Equity Interest).

  "Guarantor Subsidiary" means any Subsidiary (other than a Non-Recourse Subsidiary) that executes a supplement to the indenture pursuant to which such Subsidiary jointly and severally unconditionally guarantees the due and punctual payment and performance of the Obligations and assumes the other obligations of a Guarantor Subsidiary pursuant to the indenture, in the manner provided by the indenture.

  "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect AK Steel or any Subsidiary against fluctuations in interest rates.

  "Inventory" of any Person means any and all inventory of any kind of such Person, including without limitation any or all of the following: inventory, merchandise, goods and other tangible personal property that are held for sale or lease by such Person; all materials used or consumed in the business of such Person, but excluding from the foregoing equipment of such Person; all trademarks, servicemarks, trade names and similar intangible property owned or used by such Person in its business, together with the goodwill of the business symbolized thereby and all rights relating thereto ("Intangible Property"); and all books and records relating to the foregoing and the proceeds thereof.

  "Investment" in any Person means any loan or advance to, any acquisition of Equity Interests, equity interest, obligation or other security of, or capital contribution or other investment in, such Person.

  "Issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary.

  "JV Subsidiary" means a Guarantor Subsidiary which (1) was created or became a Subsidiary after the date on which the notes were originally issued and (2) has not acquired any assets directly or indirectly from AK Steel or any Subsidiary, other than (a) cash constituting a Restricted Payment or (b) assets, in an Asset Disposition, which were acquired by AK Steel and its Subsidiaries within one year prior to such Asset Disposition.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any Debt that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

  "Net Cash Proceeds" with respect to any issuance or sale of Equity Interests means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-Convertible Equity Interests" means, with respect to any Person, any non-convertible Equity Interests of such Person and any Equity Interests of such Person convertible solely into non-convertible Equity Interests of such Person; provided, however, that Non-Convertible Equity Interests shall not include any Redeemable Equity Interests or Exchangeable Equity Interests.

  "Non-Recourse Debt" means Debt or that portion of Debt (1) issued to a Person other than Holding, AK Steel or any Subsidiary (other than a Non-Recourse Subsidiary) and (2) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Holding, AK Steel or any Subsidiary (other than a Non-Recourse Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Non-Recourse Subsidiary" means a Subsidiary of AK Steel in respect of any obligation of which neither Holding, AK Steel nor any Subsidiary (other than another Non-Recourse Subsidiary) has issued a Guarantee, and which

    (1) has not acquired any assets directly or indirectly from Holding, AK Steel or any Subsidiary (other than (a) cash constituting a Restricted Payment and (b) Accounts Receivable that have been sold or otherwise transferred to such Subsidiary in an Accounts Receivable financing for AK Steel or such other Subsidiary),

    (2) only owns properties acquired after the date on which the notes were originally issued and

    (3) has no Debt other than Non-Recourse Debt and Debt issued to AK Steel or a Significant Subsidiary which constitutes a Permitted Investment under clause (5) of the definition of Permitted Investment.

  "Normal Replacement Assets" means any assets other than Special Assets.

  "Obligations" means the principal of, premium, if any, and interest on the notes and all other amounts due and payable under the indenture and the notes and all other obligations and liabilities of AK Steel whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter issued, which may arise under, out of or in connection with the indenture and the notes or any other documents made, delivered or given in connection therewith, whether on account of principal, premium, if any, interest, reimbursement obligations, fees, indemnities, costs, expenses (including without limitation all fees and disbursements of counsel to the trustee or the holders for which AK Steel has become obligated pursuant to the terms of the indenture) or otherwise whether or not an allowable claim against AK Steel under the Bankruptcy Law or otherwise enforceable against AK Steel, and including, in any event, interest and other liabilities accruing or arising after the filing by or against AK Steel of a petition under the Bankruptcy Law or that would have so accrued or arisen but for the filing of such a petition.

  "Permitted Credit Facility" or "Facilities" means any agreement or agreements providing for

    (1) the making of a loan or loans or the advancing of credit,

    (2) the sale of accounts receivable of AK Steel or any Significant Subsidiary under any asset securitization facility or other financing facility for the financing of accounts receivable of AK Steel or any Significant Subsidiary or

    (3) the issuance of letters of credit and/or the creation of bankers' acceptances,

  under which the aggregate amount that may be issued or otherwise obtained, in the case of clauses (1), (2) and (3), is based upon eligible accounts receivable and eligible Inventory and the aggregate principal amount of Debt, or (in the case of clause (2)) aggregate Investments outstanding, excluding Permitted Investments under clause (5) or (6) of the definition of "Permitted Investments" in respect of any such asset securitization facility, shall not at any time exceed the greater of (a) $75.0 million and
  (b) an amount equal to

      (w) 100% of the book value of the consolidated accounts receivable of AK Steel and its Significant Subsidiaries that are Guarantor
    Subsidiaries or Non-Recourse Subsidiaries, plus

      (x) 100% of the book value (excluding last-in-first-out reserves) of the consolidated Inventory of AK Steel and its Subsidiaries that are Guarantor Subsidiaries, minus

      (y) the aggregate principal amount of outstanding Debt secured by any accounts receivable or Inventory of AK Steel or any of its Subsidiaries, other than Debt outstanding under any Permitted Credit Facility, minus

      (z) other outstanding Investments (other than Debt under a Permitted Credit Facility or Debt described in clause (y) above or Permitted Investments under clause (5) and (6) of the definition of "Permitted Investments") under any asset securitization or similar facility in respect of accounts receivable or Inventory of AK Steel or any of its Subsidiaries.

  "Permitted Investments" means:

    (1) Cash Equivalents;

    (2) Investments in AK Steel or a Wholly Owned Guarantor Subsidiary (or any Person which will become a Wholly Owned Guarantor Subsidiary as a result of such Investment);

    (3) loans and reasonable advances to employees of AK Steel or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business;

    (4) Investments in obligations the interest on which is excluded from income for Federal or state income tax purposes and that have been issued or guaranteed by any state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality of any of the foregoing, provided, that at the date of acquisition of any such obligation (a) its remaining life to maturity shall be less than one year and (b) the issuer or guarantor thereof shall have one of the two highest short-term debt ratings obtainable from each of Standard & Poor's and Moody's Investors Service, Inc.;

    (5) Investments resulting from the transfer of accounts receivable of AK Steel or its Significant Subsidiaries that are Guarantor Subsidiaries to a Non-Recourse Subsidiary, the only business of which is the acquisition and financing of such Accounts Receivable under a Permitted Credit Facility;

    (6) Investments resulting from the transfer of Accounts Receivable of AK Steel or its Significant Subsidiaries that are Guarantor Subsidiaries (or Non-Recourse Subsidiaries) to a trust, the only purpose of which is the acquisition and financing of such accounts receivable, provided that the aggregate amount of outstanding Debt issued by such trust to, and outstanding Investments in such trust made by, Persons other than AK Steel and its Significant Subsidiaries that are Guarantor Subsidiaries or Non-Recourse Subsidiaries shall not at any time exceed the greater of $75.0 million and an amount equal to

      (w) 85% of the book value of the consolidated accounts receivable of AK Steel and its Significant Subsidiaries that are Guarantor
    Subsidiaries or Non-Recourse Subsidiaries, plus

      (x) 100% of the book value (excluding last-in-first-out reserves) of the consolidated Inventory of AK Steel and its Subsidiaries that are Guarantor Subsidiaries, minus

      (y) the aggregate principal amount of outstanding Debt secured by any accounts receivable or Inventory of AK Steel or any of its Subsidiaries, other than to the extent included in clause (z) below, minus

      (z) other outstanding Investments (other than Investments in such trust) under any asset securitization or similar facility in respect of accounts receivable or Inventory of AK Steel or any of its Subsidiaries; and

    (7) until December 31, 1999, Investments, not to exceed $200.0 million at any time, in publicly traded debt obligations issued or guaranteed by a corporation (other than AK Steel) organized under the laws of any state of the United States of America and subject to the reporting requirements of
  Section 13 or 15(d) of the Exchange Act, provided that

      (a) such debt obligations are acquired by AK Steel in the open market and not directly from the issuer thereof or an affiliate of such issuer or from an underwriter thereof,

      (b) such debt obligations, at the date of acquisition thereof by AK Steel, shall have a remaining life to maturity of not more than five years, shall provide for payments of principal and interest solely in cash and shall be rated at least BB by Standard & Poor's and Ba2 by Moody's Investors Service, Inc. and

      (c) not more than $15.0 million of such Investments at any time shall consist of debt obligations issued or guaranteed by the same corporation and not more than 20% of such

    Investments at any time shall consist of debt obligations issued or guaranteed by corporations within the same industry (as determined by Primary Standard Industrial Classification Code).

  "Permitted Liens" means, with respect to any Person:

    (1) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

    (2) liens imposed by law, such as carriers', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or time for appeal has not yet expired;

    (3) liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

    (4) liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Debt;

    (5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

    (6) liens securing an Interest Rate Protection Agreement so long as the related Debt is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Protection Agreement; and

    (7) leases and subleases of real property which do not interfere with the ordinary conduct of the business of AK Steel or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties.

  "Person" means any individual, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or subdivision thereof or any other entity.

  "Preferred Equity Interests" as applied to the Equity Interests of any Person means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

  "Public Equity Offering" means an underwritten primary public offering of common stock of Holding pursuant to an effective registration statement under the Securities Act.

  "Redeemable Equity Interests" means any Equity Interest that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the stated maturity of the notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the stated maturity of the notes.

  "Refinancing Debt" means Debt issued by AK Steel issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any Debt of AK Steel, including Debt that is issued by AK Steel in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Refinancing Debt; provided, however, that (1) the principal amount of the Debt so issued shall not exceed the principal amount of, and premiums, if any, and accrued interest with respect to, the Debt so exchanged, extended, refinanced, renewed, replaced, defeased or refunded by application of the net proceeds of the Debt so issued, and reasonable fees, expenses, commissions and costs incurred in connection with the issuance of such Debt and (2) the Debt so issued (a) shall not mature prior to the Stated Maturity of the Debt so exchanged, extended, refinanced, renewed, replaced, defeased or refunded and (b) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged, extended, refinanced, renewed, replaced, defeased or refunded.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby AK Steel or a Subsidiary transfers such property to a Person and AK Steel or a Subsidiary leases it from such Person.

  "Significant Subsidiary" means

    (1) any domestic Subsidiary of AK Steel (other than a Non-Recourse Subsidiary) that, at the time of determination, either (a) had assets that, as of the date of the Holding's most recent quarterly consolidated balance sheet, constituted at least 5% of Holding's total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of Holding's most recent quarterly consolidated statement of income which constituted at least 5% of Holding's total revenues on a consolidated basis for such period,

    (2) any foreign Subsidiary (other than a Non-Recourse Subsidiary) of AK Steel that at the time of determination either (a) had assets which, as of the date of Holding's most recent quarterly consolidated balance sheet, constituted at least 5% of Holding's total assets on a consolidated basis as of such date, in each case determined in accordance with generally accepted accounting principles or (b) had revenues for the 12-month period ending on the date of Holding's most recent quarterly consolidated statement of income which constituted at least 5% of Holding's total revenues on a consolidated basis for such period, or

    (3) any Subsidiary (other than a Non-Recourse Subsidiary) of AK Steel that, if merged with all Defaulting Subsidiaries of AK Steel, would at the time of determination either (a) have had assets which, as of the date of Holding's most recent quarterly consolidated balance sheet, would have constituted at least 10% of Holding's total assets on a consolidated basis as of such date or (b) have had revenues for the 12-month period ending on the date of Holding's most recent quarterly consolidated statement of income which would have constituted at least 10% of Holding's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles).

  "Special Assets" means a capital asset, or series of related capital assets, with an aggregate purchase price in excess of $20.0 million that enhances the competitiveness or productivity of the business of AK Steel and its Subsidiaries or is required so that AK Steel and its Subsidiaries will be able to remain in compliance with all material requirements of applicable law.

  "Subordinated Obligation" means any Debt of AK Steel (whether outstanding on the date on which the notes were originally issued or thereafter issued) which is subordinate or junior in right of payment to the notes.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of Equity Interests or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of AK Steel.

  "Voting Equity Interests" of a corporation or other entity means all classes of Equity Interests of a corporation or other entity then outstanding and normally entitled to vote in the election of directors or other governing body of such corporation or other entity.

  "Wholly Owned Guarantor Subsidiary" means any Wholly Owned Subsidiary that is a Guarantor Subsidiary.

  "Wholly Owned Subsidiary" of a Person means a Subsidiary of such Person (other than a Non-Recourse Subsidiary) all the Equity Interests (other than non-voting, money market preferred shares) of which (other than directors' qualifying shares) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise qualified, all references to a "Wholly Owned Subsidiary" or to "Wholly Owned Subsidiaries" shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of AK Steel.

Events of Default

  The following will be Events of Default under the indenture:

    (1) default in any payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

    (2) default in the payment of the principal of any note when the same becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise;

    (3) failure to redeem or purchase notes when required pursuant to the indenture and the notes;

    (4) failure to (a) comply with the covenant described under "--When AK Steel or Any of Its Subsidiaries May Merge or Transfer Assets," (b) make or consummate an Offer in accordance with the provisions of "--Material Covenants--Limitation on Sales of Assets and Equity Interests of Subsidiaries" or (c) make or consummate a Change in Control Offer in accordance with the provisions of "--Change in Control Offer";

    (5) failure to observe or comply with any of the agreements in the notes or the Indenture (other than those referred to in clauses (1), (2), (3) or (4) above), which continues for 60 days after there has been given to AK Steel by the trustee or to AK Steel and the trustee by the holders of at least 25% in principal amount of notes then outstanding a written notice specifying such failure;

    (6) Debt of AK Steel or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, and the total amount of such Debt unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent;

    (7) any guarantee of the notes issued by Holding or any Significant Subsidiary ceases to be in full force and effect other than in accordance with its terms, or Holding or any Significant Subsidiary or any Person acting on behalf of Holding or such Significant Subsidiary shall deny or disaffirm its obligations under its guarantee of the notes;

    (8) certain events in bankruptcy, insolvency or reorganization with respect to Holding, AK Steel or any Significant Subsidiary; and

    (9) any judgment or decree for the payment of money in excess of $10.0 million is rendered against Holding, AK Steel or any Significant Subsidiary and is not discharged and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed.

  If an Event of Default shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the notes then outstanding may accelerate the maturity of all notes and thereupon the principal of, premium, if any, and any accrued and unpaid interest on the notes shall become due and payable immediately; provided, that in the case of any bankruptcy, insolvency or reorganization Event of Default, such amount shall become immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the then outstanding notes may, under certain circumstances, rescind such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all Events of Default, other than the nonpayment of accelerated principal of, premium, if any, and interest on notes, have been cured or waived as provided in the indenture. The holders of at least a majority in principal amount of the then outstanding notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest on a note or default with respect to certain covenants under the Indenture.

  Subject to provisions for the indemnification of the trustee, the holders of at least a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain limitations contained in the indenture.

  No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless:

    (1) that holder shall have previously given to the trustee written notice of a continuing Event of Default;

    (2) the holders of at least 25% in principal amount of the notes shall have made written request to the trustee to pursue the remedy;

    (3) that holder shall have offered the trustee reasonable indemnity against any liability;

    (4) the trustee shall have failed to comply with the request within 60 days after the receipt of such request and the offer of indemnity; and

    (5) no written direction inconsistent with such request shall have been given to the trustee during such 60-day period by the holders of at least a majority in principal amount of the notes.

  AK Steel, Holding as guarantor and any other guarantor of the notes will be required to furnish to the trustee annually a statement as to the performance by AK Steel and such guarantor of certain of the obligations under the indenture and as to any default in such performance. Upon becoming aware of any default, AK Steel and each guarantor of the notes will be required to deliver an officers' certificate to the trustee setting forth the details of such default and the action which Holding, AK Steel or any other guarantor proposes to take with respect thereto.

Modification and Waiver

  Amendments of the indenture or the notes may be made by AK Steel, the guarantors of the notes and the trustee with the consent of the holders of at least a majority in principal amount of the notes; provided, however, that no such modification or amendment may, without the consent of the holder of each note affected thereby:

    (1) reduce the amount of notes whose holders must consent to an amendment;

    (2) reduce the rate or extend the interest payment time of any note;

    (3) reduce the principal amount of or extend the stated maturity of any note;

    (4) reduce the premium payable upon redemption or change the time at which any note may be redeemed;

    (5) change the currency of payment of any note;

    (6) make any change in the provisions concerning waiver of Defaults by holders of the notes or the rights of holders to receive payments of principal or interest;

    (7) make any change in provisions regarding Change in Control; or

    (8) make any change in this provision.

  Without the consent of any holder of the notes, AK Steel, the guarantors of the notes and the trustee may amend the indenture or the notes:

    (1) to cure any ambiguity, omission, defect or inconsistency;

    (2) to comply with, among other things, the provisions discussed under "--When AK Steel or Any of Its Subsidiaries May Merge or Transfer Assets";

    (3) to provide for uncertificated notes in addition to or in place of certificated notes as provided in the indenture;

    (4) to add guarantees with respect to the Securities;

    (5) to add to the covenants of AK Steel or the guarantors for the benefit of the holders or to surrender any right or power conferred upon AK Steel or the guarantors in the indenture;

    (6) to reflect the release or addition of a guarantor pursuant to the terms of the indenture;

    (7) to comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act; or

    (8) to make any change that does not adversely affect the rights of any holder of the notes.

When AK Steel or Any of Its Subsidiaries May Merge or Transfer Assets

  AK Steel shall not

    (1) consolidate with or merge with or into any other Person,

    (2) permit any other Person to consolidate with or merge into (a) AK Steel or (b) any of its Subsidiaries in a transaction in which such Subsidiary (or successor Person) remains (or becomes) a Subsidiary,

    (3) directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets,

    (4) directly or indirectly, (a) acquire Equity Interests or other ownership interests of any other Person, other than as a Permitted Investment as defined in clause (5) of the definition of Permitted Investments, such that such Person becomes a Subsidiary or (b) purchase, lease or otherwise acquire all or substantially all of the property and assets of any Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, or

    (5) permit any of its Subsidiaries to enter into any such transaction unless:

      (a) AK Steel or such Subsidiary shall be the continuing entity or the resulting, surviving or transferee Person (if not AK Steel or such Subsidiary) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person shall expressly assume, by an indenture supplemental to the indenture, executed and delivered to the trustee, all the obligations of AK Steel or such Subsidiary, as the case may be, under the notes and the indenture;

      (b) Immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

      (c) Immediately after giving effect to such transaction, on a pro forma basis, AK Steel (or the resulting, surviving or transferee Person (if not AK Steel)) would be able to issue at least $1.00 of Debt pursuant to the Consolidated EBITDA Coverage Ratio set forth in the first paragraph of "--Material Covenants--Limitation on Debt";

      (d) Immediately after giving effect to such transaction, Holding shall have Consolidated Net Worth which is not less than the Consolidated Net Worth of Holding immediately prior to such transaction;

      (e) Each guarantor, unless it is the other party to the transactions described above, shall expressly confirm, by an indenture supplemental to the indenture, executed and delivered to the trustee, that its guarantee shall apply to such Person's obligations under the notes; and

      (f) AK Steel shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture;

  provided, however, that clauses (c) and (d) shall not apply to

      (x) the consolidation or merger of any Wholly Owned Subsidiary with or into any other Wholly Owned Subsidiary or AK Steel,

      (y) the transfer, conveyance, sale, lease or other disposal
    (including any disposition by means of a merger, consolidation or similar transaction) of all or substantially all of the properties or assets of a Non-Recourse Subsidiary or a Subsidiary which is not a Significant Subsidiary or

      (z) the merger of Holding into AK Steel.

  If after the date on which the old notes were originally issued any Person shall become a Subsidiary (other than a Non-Recourse Subsidiary), that Person shall

    (1) unconditionally guarantee, by an indenture supplemental to the indenture, executed and delivered to the trustee, all of AK Steel's obligations under the notes on the terms set forth in the indenture and

    (2) deliver to the trustee an opinion of counsel stating that such supplemental indenture has been duly authorized and constitutes the enforceable obligations of such Person.

Defeasance

  AK Steel at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. AK Steel at any time may terminate its obligations under the covenants described under "--Material Covenants" and "--Change in Control Offer" above ("covenant defeasance"). AK Steel may exercise the legal defeasance option notwithstanding the prior exercise of the covenant defeasance option. If AK Steel exercises the legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If AK Steel exercises the covenant defeasance option, payment of the notes may not be accelerated because of certain Events of Default by AK Steel specified in clause (4) or (5) of the first paragraph of "--Events of Default" above.

  In order to exercise its defeasance options, AK Steel must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

  The trustee may become owner or pledgee of notes and may otherwise deal with either Holding or Affiliates of Holding with the same rights it would have if it were not trustee.

  The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

  Fifth Third Bank also serves as trustee under the indenture governing AK Steel's 9 1/8% Senior Notes Due 2006, and as transfer agent for Holding's common stock.

Governing Law

  The rights and duties of AK Steel, Holding and the trustee under the indenture, the notes and Holding's guarantee of the notes are governed by the laws of the State of New York.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States federal income tax consequences generally applicable to the exchange offer. The statements of United States tax law set forth below are based on the laws, regulations and administrative and judicial decisions applicable as of the date of this prospectus, and are subject to any changes in relevant United States authorities occurring after that date. Any such changes, which could be retroactive, could affect the continuing validity of this discussion.

  The exchange of old notes for new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. As a result, there will be no federal income tax consequences to a holder exchanging an old unregistered note for a new registered note in the exchange offer. A holder should have the same adjusted basis and holding period in the new note as it had in the old note immediately before the exchange.

  The preceding paragraph summarizes certain of the material U.S. federal income tax consequences associated with the exchange of the old notes for registered notes in the exchange offer. This summary applies only to those persons who are the initial holders of old notes, who acquired old notes for cash and who hold old notes as capital assets, and assumes that the old notes were not issued with "original issue discount," as defined in the Internal Revenue Code of 1986. This summary also does not address the U.S. federal income tax consequences of the exchange of notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar and investors in pass-through entities. It also does not address any consequences arising under U.S. federal gift and estate taxes or under the tax laws of any state, local or foreign jurisdiction.

  Persons considering the exchange of old notes for registered notes in the exchange offer should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or other taxing jurisdiction applicable to their particular situations.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives new registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  We will not receive any proceeds from any sales of notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such selling broker-dealer or the purchasers of any such notes. Any broker-dealer that resells notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of those notes and any commission or concessions received by any participating broker or dealer may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the notes offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

  The financial statements incorporated in this prospectus by reference from AK Steel Holding Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which also is incorporated herein by reference, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

  This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements in this prospectus, including statements in the 1998 Annual Report on Form 10-K of AK Steel Holding Corporation that we have incorporated in this prospectus by reference, other than statements of historical fact, including, without limitation, the statements under "Prospectus Summary--Rockport Works" and the statements in the 1998 Annual Report on Form 10-K under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," regarding AK Steel's profitability, financial position, liquidity and capital requirements, as well as the anticipated product mix, costs, tonnage capabilities, performance characteristics and benefits of Rockport Works, are forward-looking statements. The words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions used in this prospectus and the 1998 Annual Report on Form 10-K are intended to identify forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot assure you that those expectations will prove to have been correct. Important factors that could cause actual results to differ materially from management's expectations are disclosed in this prospectus, including, without limitation, under "Risk Factors." These factors include, but are not necessarily limited to, the following:

  . the effect of unplanned outages with respect to our operations;

  . the highly cyclical nature of the domestic steel industry and many of the markets supplied by us and the effect of that cyclicality on prices and volume;

  . the potential impact of strikes or work stoppages at facilities of our customers and suppliers;

  . the sensitivity of our results to changes in the prices obtained by us for our products;

  . intense competition due to world steel overcapacity, new domestic capacity over the next several years and imports;

  . the high capital requirements associated with integrated steel facilities;

  . the significant costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements;

  . employment matters, including costs and uncertainties associated with our collective bargaining agreements, and employee postretirement obligations;

  . our highly leveraged capital structure;

  . the effect of our customers and suppliers not becoming Year 2000 compliant in a timely manner;

  . the effect of existing and possible future lawsuits filed against us; and

  . general economic and business conditions, including changes in the condition of the capital markets and equity markets.

All subsequent written and oral forward-looking statements by or attributable to AK Steel or persons acting on our behalf are expressly qualified in their entirety by these factors.

                                    [LOGO]


                              AK Steel Corporation

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  AK Steel Corporation and AK Steel Holding Corporation ("Holding") are each Delaware corporations. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of each of AK Steel and Holding has eliminated the personal liability of its directors to the fullest extent permitted by law.

  Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  Article Seven of the Certificate of Incorporation of each of AK Steel and Holding states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification.

Item 21. Exhibits and Financial Statement Schedules.

 (a) Exhibits

      Exhibit
      Number                                  Description
      -------                                 -----------
       4.1    --Indenture, dated as of December 17, 1996 (the "1996 Indenture"), relating to AK Steel's 9 1/8% Senior Notes Due 2006 (including form of notes) (incorporated herein by reference to Exhibit 4.1 to AK Steel's
               Registration Statement on Form S-4, No. 333-19781 ("Registration No. 333-
               19781")).
       4.2    --Indenture, dated as of February 10, 1999, relating to AK Steel's 7 7/8%
               Senior Notes Due 2009 (incorporated herein by reference to Exhibit 1 to
               Holding's Current Report on Form 8-K dated February 17, 1999.
       4.3    --Form of Note Purchase Agreement, dated as of December 17, 1996, with respect to AK Steel's Senior Secured Notes Due 2004 (incorporated herein by reference to Exhibit 4.5 to Registration No. 333-19781).
       5      --Opinion of Weil, Gotshal & Manges LLP.*
      10.1    --Form of Executive Officer Severance Agreement (incorporated herein by reference to Exhibit 10.4 to Holding's Annual Report on Form 10-K for the
               year ended December 31, 1997).
      10.2    --Form of Executive Officer Severance Agreement of Richard M. Wardrop, Jr.
               (incorporated herein by reference to Exhibit 10.5 to Holding's Annual
               Report on Form 10-K for the year ended December 31, 1997).
      10.3    --Form of Executive Officer Severance Agreement of James L. Wareham
               (incorporated herein by reference to Exhibit 10.6 to Holding's Annual
               Report on Form 10-K for the year ended December 31, 1997).
      10.4    --Annual Management Incentive Plan (incorporated herein by reference to
               Exhibit 10.7 to Holding's Annual Report on Form 10-K for the year ended
               December 31, 1998).
      10.5    --Stock Incentive Plan (incorporated herein by reference to Exhibit 10.8 to Holding's Annual Report on Form 10-K for the year ended December 31,
               1998).
      10.6    --Executive Minimum and Supplemental Retirement Plan (incorporated herein by reference to Exhibit 10.17 to Holding's Registration Statement on Form
               S-1, No. 333-83792 ("Registration No. 33-83792")).

    Exhibit
    Number                              Description
    -------                             -----------
    10.7    --Registration Rights Agreement, dated as of April 7, 1994, among
             Holding and certain subsidiaries of Kawasaki (incorporated herein by reference to Exhibit 10.19 to Registration No. 33-83792).
    10.8    --Receivables Purchase Agreement, dated as of December 1, 1994 by and between AK Steel and AK Acquisition Receivables Ltd., as successor to AK Steel Receivables, Inc. (incorporated herein by reference to Exhibit 10.23 to Registration No. 33-86678).
    10.9    --Purchase and Servicing Agreement, dated as of December 1, 1994, among AK Acquisition Receivables Ltd., as successor to AK Steel
             Receivables Inc., AK Steel, the institutions from time to time party thereto and PNC Bank, Ohio, National Association
             (incorporated herein by reference to Exhibit 10.24 to Registration
             No. 33-86678).
    10.10   --Amendment No. 1 to the Purchase and Servicing Agreement, dated as of November 17, 1995, among AK Steel, AK Acquisition Receivables
             Ltd., as successor to AK Steel Receivables, Inc., the purchasers party thereto and PNC Bank, Ohio, National Association
             (incorporated herein by reference to Exhibit 10.11(a) to
             Registration No. 333-19781).
    10.11   --Consent, Amendment and Assumption Agreement to the Receivables
             Purchase Agreement and the Purchase and Servicing Agreement, dated as of December 31, 1996, among AK Steel, AK Steel Receivables
             Inc., AK Acquisition Receivables Ltd., AKSR Investments, Inc., the
             purchasers party thereto and PNC Bank, Ohio, National Association
             (incorporated herein by reference to Exhibit 10.11(b) to
             Registration No. 333-19781).
    10.12   --Letter Agreement dated July 31, 1995, between Holding and
             Kawasaki (incorporated herein by reference to Exhibit 10 to Post-
             Effective Amendment No. 2 on Form S-3 to Holding's Registration
             Statement on Form S-1, Registration No. 33-86678).
    10.13   --Deferred Compensation Plan for Management (incorporated herein by reference to Exhibit 10.29 to Holding's Annual Report on Form 10-K
             for the year ended December 31, 1995.
    10.14   --Deferred Compensation Plan for Directors (incorporated herein by reference to Exhibit 10.30 to Holding's Annual Report on Form 10-K
             for the year ended December 31, 1995.
    10.15   --Amendment, dated July 10, 1997, to the Receivables Purchase
             Agreement and the Purchase and Servicing Agreement (incorporated herein by reference to Exhibit 10.15 to Holding's Annual Report on
             Form 10-K for the year ended December 31, 1997).
    10.16   --Rights Agreement, dated as January 23, 1996, between Holding and
             The Bank of New York as predecessor to Fifth Third Bank, as Rights
             Agent, with respect to Holding's Stockholder Rights Plan
             (incorporated by reference to Exhibit 1 to Holding's Registration
             Statement on Form 8-A under the Securities Exchange Act of 1934, as filed with the Commission on February 5, 1996).
    10.17   --Substitution of Fifth Third Bank as Successor Rights Agent and
             Amendment No. 1, dated September 15, 1997, to Rights Agreement dated as of January 23, 1996 (incorporated herein by reference to
             Exhibit 4.1 to Holding's Current Report on Form 8-K, dated
             September 15, 1997).
    10.18   --Instrument of Resignation, Appointment and Acceptance, dated as of September 15, 1997, with respect to resignation of The Bank of
             New York as Trustee and the appointment of The Fifth Third Bank as
             Successor Trustee under the 1996 Indenture (incorporated herein by reference to Exhibit 4.3 to Holding's Current Report on Form 8-K,
             dated September 15, 1997).

    Exhibit
    Number                              Description
    -------                             -----------
    10.19   --Long Term Performance Plan (incorporated herein by reference to
             Exhibit 10.23 to the Registrant's Annual Report on Form 10-K for
             the year ended December 31, 1998).
    10.20   --First Amendment, dated July 17, 1997, to Executive Minimum and
             Supplemental Retirement Plan (incorporated herein by reference to
             Exhibit 10.25 to Holding's Annual Report on Form 10-K for the year ended December 31, 1997).
    10.21   --Second Amendment, dated September 18, 1997, to Executive Minimum and Supplemental Retirement Plan (incorporated herein by reference to Exhibit 10.26 to Holding's Annual Report on Form 10-K for the
             year ended December 31, 1997).
    12      --Ratio of Earnings to Combined Fixed Charges.*
    23.1    --Consent of Deloitte & Touche LLP.*
    23.2    --Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).*
    24      --Power of Attorney (included on signature pages).
    25      --Statement of Eligibility on Form T-1 of Fifth Third Bank.*
    99.1    --Form of Letter of Transmittal.*

--------
* Filed herewith.

 (b) Schedules

  All schedules are omitted as the required information is presented in Holding's consolidated financial statements or related notes or such schedules are not applicable.

Item 22. Undertakings.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of that registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, AK Steel Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Ohio.

Date: April 1, 1999                       AK STEEL CORPORATION

                                                 /s/ James L. Wainscott
                                          By: _________________________________
                                                    James L. Wainscott
                                                 Vice President, Treasurer
                                                and Chief Financial Officer

                               Power of Attorney

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes Richard M. Wardrop, Jr., James L. Wainscott and Donald B. Korade, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution, to sign for such person and in such person's name, place and stead, in any and all capacities, any and all amendments, (including post-effective amendments) to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite to be done, as fully to all intents and purposes as such person might or could do personally, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and the foregoing Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

              Signature                        Title                 Date

     /s/ Richard M. Wardrop, Jr.       Chairman and Chief       April 1, 1999
-------------------------------------   Executive Officer
       Richard M. Wardrop, Jr.          (Principal
                                        Executive Officer)

       /s/ James L. Wainscott          Vice President,          April 1, 1999
-------------------------------------   Treasurer and Chief
         James L. Wainscott             Financial Officer
                                        (Principal
                                        Financial Officer)

        /s/ Donald B. Korade           Controller               April 1, 1999
-------------------------------------   (Principal
          Donald B. Korade              Accounting Officer)

                                             Director
-------------------------------------
             Allen Born

              Signature                         Title                Date

         /s/ John A. Georges                  Director          April 1, 1999
-------------------------------------
           John A. Georges

         /s/ Bonnie G. Hill                   Director          April 1, 1999
-------------------------------------
         Dr. Bonnie G. Hill

        /s/ Robert H. Jenkins                 Director          April 1, 1999
-------------------------------------
          Robert H. Jenkins

        /s/ Lawrence A. Leser                 Director          April 1, 1999
-------------------------------------
          Lawrence A. Leser

                                              Director
-------------------------------------
          Robert E. Northam

           /s/ Cyrus Tang                     Director          April 1, 1999
-------------------------------------
             Cyrus Tang

        /s/ James A. Thomson                  Director          April 1, 1999
-------------------------------------
       James A. Thomson, Ph.D.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, AK Steel Holding Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Ohio.

Date: April 1, 1999
                                          AK STEEL HOLDING CORPORATION

                                                 /s/ James L. Wainscott
                                          By: _________________________________
                                                    James L. Wainscott
                                            Vice President, Treasurer andChief
                                                     Financial Officer

                               Power of Attorney

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitute Richard M. Wardrop, Jr., James L. Wainscott and Donald
B. Korade, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution, to sign for such person and in such person's name, place and stead, in any and all capacities, any and all amendments, (including post-effective amendments) to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite to be done, as fully to all intents and purposes as such person might or could do personally, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and the foregoing Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

              Signature                        Title                 Date

     /s/ Richard M. Wardrop, Jr.       Chairman and             April 1, 1999
-------------------------------------   ChiefExecutive
       Richard M. Wardrop, Jr.          Officer (Principal
                                        Executive Officer)

       /s/ James L. Wainscott          Vice President,          April 1, 1999
-------------------------------------   Treasurer and Chief
         James L. Wainscott             Financial Officer
                                        (Principal
                                        Financial Officer)

        /s/ Donald B. Korade           Controller               April 1, 1999
-------------------------------------   (Principal
          Donald B. Korade              Accounting Officer)

                                             Director
-------------------------------------
             Allen Born

         /s/ John A. Georges                 Director           April 1, 1999
-------------------------------------
           John A. Georges

         /s/ Bonnie G. Hill                  Director           April 1, 1999
-------------------------------------
         Dr. Bonnie G. Hill

              Signature                         Title                Date

        /s/ Robert H. Jenkins                 Director          April 1, 1999
-------------------------------------
          Robert H. Jenkins

        /s/ Lawrence A. Leser                 Director          April 1, 1999
-------------------------------------
          Lawrence A. Leser

                                              Director
-------------------------------------
          Robert E. Northan

           /s/ Cyrus Tang                     Director          April 1, 1999
-------------------------------------
             Cyrus Tang

        /s/ James A. Thomson                  Director          April 1, 1999
-------------------------------------
       James A. Thomson, Ph.D.